UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GREENLIGHT CAPITAL RE, LTD.
(Name of Registrant As Specified in its Charter)

N/A
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GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2021

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company, will be held at the Company’s offices at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on May 4, 2021 at 9:00 a.m. (local time), for the following purposes:
1.    To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Company until the Annual General Meeting of Shareholders of the Company in 2022, or the 2022 Meeting;
2.    To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the 2022 Meeting, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, or the Articles, is required to be considered by the shareholders of the Company;
3.    To consider and vote upon a proposal to elect five directors to serve on the Board of Directors of Greenlight Reinsurance Ireland, Designated Activity Company until the 2022 Meeting, which, pursuant to the Articles, is required to be considered by the shareholders of the Company;
4.    To consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2021;
5.    To consider and vote upon a proposal to ratify the appointment of BDO Cayman Ltd. as the independent auditors of Greenlight Reinsurance, Ltd. for the fiscal year ending December 31, 2021, which, pursuant to the Articles, is required to be considered by the shareholders of the Company;
6.    To consider and vote upon a proposal to ratify the appointment of Mazars as the independent auditors of Greenlight Reinsurance Ireland, Designated Activity Company for the fiscal year ending December 31, 2021, which, pursuant to the Articles, is required to be considered by the shareholders of the Company; and
7.    To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.
Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 12, 2021, will be entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof.
In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders over the Internet rather than in paper form.  We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.
Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible.  Voting your proxy will ensure your representation at the Meeting.  We urge you to carefully review the proxy materials and to vote FOR the election of each director nominee named in Proposals 1, 2 and 3 and FOR Proposals 4 through 7.

By Order of the Board of Directors,
/s/ Simon Burton
Simon Burton
Chief Executive Officer
March 12, 2021
Grand Cayman, Cayman Islands

GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207, Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2021

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on May 4, 2021 at 9:00 a.m. (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including consolidated financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy.  We will furnish any exhibit to our Annual Report on Form 10-K at no charge to any shareholder who provides a written request to the Company’s Secretary at the address above. You can also access our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and all amendments thereto, at www.sec.gov.

    This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being provided to shareholders on or about March 19, 2021.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company”, “GLRE”, “we”, “us”, “our” and similar expressions are references to Greenlight Capital Re, Ltd.  All references to “Greenlight Re” are references to Greenlight Reinsurance, Ltd., a Cayman Islands reinsurer and wholly-owned subsidiary of GLRE.  All references to “GRIL” are references to Greenlight Reinsurance Ireland, Designated Activity Company, an Ireland reinsurer and wholly-owned subsidiary of GLRE.

Voting Procedures

As a shareholder of GLRE, you have a right to vote on certain business matters affecting GLRE.  The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section.  Each Class A ordinary share of GLRE you owned as of the record date, March 12, 2021, entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Third Amended and Restated Memorandum and Articles of Association, or our Articles, as described below under “Voting Securities and Vote Required.”

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting.

Voting by Mail.  If you have requested a paper copy of the proxy documents, you may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials.  If you vote by mail, we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

Voting by Telephone.  To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or that are being provided via the Internet.  If you vote by telephone, you do not need to complete and mail a proxy card.  Telephone voting is available through 11:59 p.m. (local time) on May 3, 2021, the day prior to the Meeting day.

Voting over the Internet.  To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or the instructions that are being provided via the Internet.  If you vote over the Internet, you do not need to complete and mail a proxy card.  Internet voting is available through 11:59 p.m. (local time) on May 3, 2021, the day prior to the Meeting day.

Voting in Person at the Meeting.  If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting.  If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name.  As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Electronic Availability of Proxy Materials for 2021 Annual Meeting

    Under rules adopted by the Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder.  On or about March 19, 2021, we will mail to our shareholders (other than those who previously requested electronic or paper delivery of all proxy materials) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report.  The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet, by mail or telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting.  However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Requesting a Paper Copy of Proxy Materials

Any registered shareholder receiving a Notice of Internet Availability who would like to request a separate paper copy of these materials, should: (1) go to www.envisionreports.com/GLRE and follow the instructions provided; (2) send an e-mail message to investorvote@computershare.com with “Proxy Materials Greenlight Capital Re, Ltd.” in the subject line and provide your name, address and the control number that appears in the box on the Notice of Internet Availability, and state in the e-mail that you want a paper copy of current meeting materials; or (3) call our stock transfer agent (Toll Free) at 1(866) 641-4276.

VOTING SECURITIES AND VOTE REQUIRED

As of March 12, 2021, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, or the Record Date, the following ordinary shares are issued and outstanding:
•28,260,075 Class A ordinary shares, par value $0.10 per share; and
•6,254,715 Class B ordinary shares, par value $0.10 per share.
The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

    Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors of the Company, or our Board, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares, such person referred to hereinafter as a 9.9% Shareholder.  The Board shall reduce the voting power of any holder that is a 9.9% Shareholder to the extent necessary such that the holder ceases to be a 9.9% Shareholder.  In connection with this reduction, the voting power of the other shareholders of the Company may be adjusted pursuant to the terms of the Articles. Accordingly, certain holders of Class A ordinary shares may be entitled to more than one vote per share subject to the 9.9% restriction in the event that our Board is required to make an adjustment on the voting power of any 9.9% Shareholder or the voting power of a holder of Class B ordinary shares as described below.

Class B Ordinary Shares

    Each Class B ordinary share is entitled to ten votes per share.  However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares.  The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.  The Board shall reduce the voting power of any holder of

Class B ordinary shares if the Class B ordinary shares, as a class, own more than 9.5% of the total voting power of the total issued and outstanding ordinary shares to the extent necessary such that the Class B ordinary shares, as a class, cease to own more than 9.5% of the total voting power of the outstanding ordinary shares.  In connection with this reduction, the voting power of the other holders of ordinary shares of the Company shall be adjusted pursuant to the terms of the Articles.

Voting Reduction

The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of ordinary shares with reason to believe that it is a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced.  By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder.  The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person.  The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information.  The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

Quorum; Vote Required

The attendance of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of the Record Date is necessary to constitute a quorum at the Meeting.  Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voted will be required to elect each of the director nominees named in Proposals 1, 2 and 3 and to approve Proposals 4, 5, 6, and 7, each set forth in the Notice of Annual General Meeting of Shareholders.  Although the advisory vote in Proposal 7 is non-binding as provided by law, our Board of Directors will review the result of the vote and take it into account in making future determinations concerning executive compensation. Proposals 2, 3, 5 and 6, which seek the approval of certain matters relating to Greenlight Re and GRIL, must be submitted for approval by our shareholders pursuant to our Articles. Our Board of Directors will vote the shares in these subsidiaries at their respective annual general meetings in the same proportion as the votes received at the Meeting from our shareholders on these matters.

With regard to any proposal or director nominee, votes may be cast in favor of or against such proposal or director nominee or a shareholder may abstain from voting on such proposal or director nominee.  Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.  Generally, broker non-votes occur when ordinary shares held by a broker for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

Recommendation

Our Board recommends that the shareholders take the following actions at the Meeting:

1.           Proposal One: to vote FOR the election of each of the seven director nominees to serve on the Company’s Board of Directors until the Annual General Meeting of Shareholders of the Company in 2022, or the 2022 Meeting;

2.           Proposal Two: to vote FOR the election of each of the seven director nominees to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the 2022 Meeting;

3.           Proposal Three: to vote FOR the election of each of the five director nominees to serve on the Board of Directors of Greenlight Reinsurance Ireland, Designated Activity Company, until the 2022 Meeting;

4.           Proposal Four: to vote FOR the ratification of the appointment of BDO USA, LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2021;

5.           Proposal Five: to vote FOR the ratification of the appointment of BDO Cayman Ltd., an independent registered public accounting firm, as Greenlight Reinsurance, Ltd.’s independent auditors for the fiscal year ending December 31, 2021;

6.           Proposal Six: to vote FOR the ratification of the appointment of Mazars as Greenlight Reinsurance Ireland, Designated Activity Company’s independent auditors for the fiscal year ending December 31, 2021; and

7.           Proposal Seven: to vote FOR the resolution approving the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

A representative of BDO USA, LLP will attend the Meeting telephonically and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

Proxies must be received by us by 11:59 p.m. (local time) on May 3, 2021, the day prior to the Meeting day.  A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

To do this, you must:

•enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•file a written revocation with the Secretary of the Company at our address set forth above;

•file a duly executed proxy bearing a later date; or

•appear in person at the Meeting and vote in person.

The individuals designated as proxies in the proxy card are officers of the Company.

All ordinary shares represented by properly executed proxies that are returned, and not revoked, will be voted in accordance with the instructions, if any, given thereon.  If no instructions are provided in an executed proxy, it will be voted FOR the election of each director nominee named in Proposals 1, 2 and 3 and FOR each of Proposals 4, 5, 6 and 7, each proposal as described herein as set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting.  If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

Our Articles provide that our Board shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders of the Company following the one at which they were appointed.  Currently, we have seven directors serving on our Board.  Our Board has nominated Alan Brooks, Simon Burton, David Einhorn, Leonard Goldberg, Ian Isaacs, Bryan Murphy and Joseph Platt to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the Record Date.  Our Board has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected.  In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as our Board may propose.  Our Board unanimously recommends that you vote FOR the election of each of the nominees.

Director Nominees

Each of the director nominees is currently serving as a director of the Company and is standing for re-election.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of each of the following director nominees.

Name	Age	Position	Director Since
Alan Brooks(1)(3)(4)	74	Director	2004
Simon Burton(3)	50	Director, Chief Executive Officer and Chief Underwriting Officer	2017
David Einhorn(3)	52	Chairman	2004
Leonard Goldberg(3)	58	Director	2005
Ian Isaacs(2)(4)	65	Director	2008
Bryan Murphy(1)(2)(3)	75	Director	2008
Joseph Platt(1)(2)(4)(5)	73	Director	2004
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Underwriting Committee
(4) Member of Nominating and Corporate Governance Committee
(5) Lead Director

There is no family relationship among any of the nominees, directors and/or any of the executive officers of the Company.

The nominees have consented to serve as directors of the Company if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Nominating and Corporate Governance Committee and our Board of Directors (the “Board”) to conclude that the nominee should serve as a director of the Company.

Alan Brooks has been a director of our Board since July 2004.  Mr. Brooks also has served as a director of Greenlight Re since 2004.  From February 2001 until his retirement in July 2003, Mr. Brooks was engaged as a consultant by KPMG in the Cayman Islands.  Prior to that, from 1984 to 1999, Mr. Brooks served as the non-life insurance practice partner at KPMG in the Cayman Islands.  During those years, Mr. Brooks specialized in providing audit and liquidation services to the offshore insurance industry.  Mr. Brooks was engaged as the audit partner for over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit insurance as well as special purpose vehicles formed to insure catastrophe risks.  Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States and International generally accepted accounting principles.  From 2009 to May 2017, Mr. Brooks served as a director of Investors Trust Assurance SPC, a Cayman based insurance company.  Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979.  Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Brooks should serve as a director given his Cayman Islands residency and extensive audit, accounting and financial experience and expertise.

Simon Burton has served as Chief Executive Officer and a director of our Board since July 2017 and was also appointed as the Chief Underwriting Officer of the Company and Greenlight Re, effective as of September 4, 2020. Mr. Burton also has served as a director of Greenlight Re since July 2017. From June 2014 until his appointment as our Chief Executive Officer, Mr. Burton participated in a variety of entrepreneurial efforts in the reinsurance and insurance industry. From July 2012 to June 2014, Mr. Burton served as Chief Executive Officer and director of S.A.C. Re, Ltd. (“SAC Re”), from its inception until its sale to Hamilton Insurance Group, Ltd., where he was responsible, among other things, for building the company’s global reinsurance portfolio. From June 2010 to July 2012, Mr. Burton was involved in the strategic planning, capital raising and formation of SAC Re. Prior to SAC Re, from January 2007 to June 2010, Mr. Burton served in a variety of roles at Lancashire Group, including Deputy Chief Executive Officer and Chief Executive Officer of the company’s Bermuda subsidiary. Mr. Burton also spent 10 years at Financial Solutions International, an underwriting division of ACE Limited, where he eventually rose to the role of President. Mr. Burton received his Bachelor of Science degree in Mathematics from Imperial College, London University. Our Nominating and Corporate Governance Committee and our Board believe that Mr. Burton’s role as Chief Executive Officer, together with his extensive senior management experience in international insurance and reinsurance companies and prior service on other boards of directors, make him well suited to serve as a member of our Board.

David Einhorn has been a director of our Board since July 2004 and Chairman of our Board since August 6, 2004.  Mr. Einhorn also has served as a director of Greenlight Re since 2004. Mr. Einhorn co-founded, and has served as the

President of, Greenlight Capital, Inc., since January 1996.  Mr. Einhorn serves as President of DME Advisors, LP, or DME Advisors, the investment advisor of Solasglas Investments, LP (“SILP”), in which the Company invests.  Greenlight Capital, Inc. and DME Advisors are affiliates of the Company.  Since April 2006, Mr. Einhorn has served as a director of Green Brick Partners, Inc. (Nasdaq: GRBK), formerly named BioFuel Energy Corp.  Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Einhorn should serve as a director given his investment expertise and business experience and his significant share ownership in the Company.

Leonard Goldberg has been a director of our Board since August 2005.  Mr. Goldberg also has served as a director of Greenlight Re since 2005. Mr. Goldberg served as our interim Chief Executive Officer from March 31, 2017 through June 30, 2017. Mr. Goldberg previously served as a director of GRIL from 2010 to 2014 and as Chief Executive Officer of our Company from August 2005 through August 2011.  Mr. Goldberg has more than 30 years of insurance and reinsurance experience.  He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as Chief Executive Officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004, where he was responsible for the insurance and reinsurance strategy for the North America region.  Prior to working with the Alea Group, Mr. Goldberg served as Chief Actuary and Senior Vice President – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000.  From May 1995 to December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London.  Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and Masters in Business Administration, Finance Concentration, from Rutgers Executive MBA program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Goldberg should serve as a director given his prior experience as Chief Executive Officer of the Company and his significant insurance and reinsurance experience and expertise.

Ian Isaacs has been a director of our Board since May 2008.  Mr. Isaacs also has served as a director of Greenlight Re since 2008. Since August 2015, Mr. Isaacs has served as Managing Member of Katonah Research LLC, a firm which provides market intelligence to professional investors. From September 2012 to April 2015, Mr. Isaacs served as a senior partner at Gagnon Securities, a New York-based broker dealer where his duties included providing portfolio analytics and market intelligence to institutional investors.  Previously, from April 2008 to July 2012, Mr. Isaacs served as a senior partner at Merlin Securities, a San Francisco-based broker dealer. Mr. Isaacs previously served as a director of our Board from its founding in July 2004 until February 2007.  Mr. Isaacs stepped down from the Board in February of 2007, due to his then-current employer’s policy prohibiting its employees from serving on boards of publicly-traded companies.  Mr. Isaacs rejoined the Board in May 2008, shortly after joining Merlin Securities.  Previously, from July 2000 to March 2008, Mr. Isaacs served as a Senior Vice President, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank.  At UBS Financial Services and Merlin Securities, Mr. Isaacs conducted market research for institutional investors, including Greenlight Capital, Inc. Our Nominating and Corporate Governance Committee and our Board believe that Mr. Isaacs should serve as a director given his significant experience in the securities business, evaluating business models and executive strategy, as well as his financial investment experience and expertise.

    Bryan Murphy has been a director of our Board since May 2008.  Mr. Murphy also has served as a director of Greenlight Re since 2008 and Chairman of the Board of GRIL since December 5, 2018. From 1996 until his retirement in December 2007, Mr. Murphy served as a founding director and Chief Executive Officer of Island Heritage Holdings Ltd., a Cayman Islands based property, liability and automobile insurer.  Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994.  Mr. Murphy has over 40 years’ experience in the insurance business and has held senior positions in several countries, including the Cayman Islands, Ireland, Ethiopia and Saudi Arabia.  From 2014 to 2016, Mr. Murphy served on the board of directors of Bahamas First General Insurance Co., a company that provides general insurance coverage in the Bahamas. Mr. Murphy currently serves on the board of directors of Montgomery Insurance Company and Cayman First Insurance Company Ltd., among others. Mr. Murphy holds a degree in Economics and Mathematics from University College, Dublin, Ireland.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Murphy should serve as a director given his Cayman Islands residency and his understanding of accounting and financial experience and expertise based on his extensive senior management experience in international insurance and reinsurance companies.

Joseph Platt has been a director of our Board since July 2004.  Mr. Platt also has served as a director of Greenlight Re since 2004. Mr. Platt is an active investor as the general partner at Thorn Partners, LP, a family limited partnership since 1997.  Mr. Platt’s career at Johnson and Higgins, or J&H, a global insurance broker and employee benefits consultant, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March 1997.  At the time of the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide.  Mr. Platt was head of the operating committee and a member of the executive committee at J&H.  He serves as a Trustee of the

BlackRock Multi Asset Board (MAB) Funds. He also serves as a Director of Consol Energy Inc. (NYSE: CEIX), a NYSE listed coal company. Mr. Platt is a member of the New York State Bar Association.  Mr. Platt received his B.A. from Manhattan College in 1968 and his J.D. from Fordham University Law School in 1971.  Mr. Platt also attended Harvard Business School’s Advanced Management Program in 1983.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Platt should serve as a director given his insurance and compensation and benefits experience and expertise.

Alternate Director

Daniel Roitman.  Section 14 of the Articles provides that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director for such director and, by writing, may remove from office an alternate director so appointed by him.  We anticipate that Mr. Einhorn, if re-elected, will continue to appoint Daniel Roitman as his alternate director.  Mr. Roitman is not a director nominee of Greenlight Re, but has served as a director of GRIL since December 5, 2018.  Mr. Roitman has served as Chief Operating Officer and partner of Greenlight Capital, Inc. since January 2003. From 1996 through 2002, Mr. Roitman served as a vice president at Goldman Sachs.  Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture.  Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a Master of Engineering in 1992.  Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance.  Mr. Einhorn has appointed Mr. Roitman as his alternate given Mr. Roitman’s financial investment and business experience and expertise.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

Action on Certain Matters of Greenlight Re and GRIL

Under the Articles, if we are required to vote at a shareholder’s meeting of certain of our subsidiaries, our Board must refer the subject matter of such vote to our shareholders and seek authority from our shareholders to vote in favor of the resolutions proposed by these subsidiaries.  We are submitting Proposals 2, 3, 5 and 6 set forth below for a vote to our shareholders at the Meeting.  Our Board of Directors will vote the shares in these subsidiaries in the same proportion as the votes received at the Meeting from our shareholders on these matters.

We are the sole shareholder of Greenlight Re and GRIL. It is proposed that we be authorized to vote in favor of Proposals 2, 3, 5 and 6 at the annual general meeting of each of Greenlight Re and GRIL or any adjournments or postponements thereof.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

We are submitting the proposal to vote for the election of the director nominees identified below for Greenlight Re to our shareholders at the Meeting.

Greenlight Re’s board of directors has nominated Alan Brooks, Simon Burton, David Einhorn, Leonard Goldberg, Ian Isaacs, Bryan Murphy and Joseph Platt to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. Each of the director nominees is currently serving as a director of Greenlight Re.  The nominees have consented to serve as directors of Greenlight Re if elected.  The biographical information for the director nominees of Greenlight Re is included under Proposal One Election of Directors of the Company.

The board of directors of Greenlight Re has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected.  In the event that any nominee is unable to serve as a director of Greenlight Re, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as Greenlight Re’s board of directors may propose.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL THREE
ELECTION OF DIRECTORS OF GRIL

We are submitting the proposal to vote for the election of the director nominees identified below for GRIL to our shareholders at the Meeting.

The GRIL Board has nominated Michael Brady, Lesley Caslin, Bryan Murphy, Patrick O’Brien and Daniel Roitman to serve as the directors of GRIL, to be voted on by all holders of record of ordinary shares as of the Record Date.  Each of the director nominees is currently serving as a director of GRIL.  The nominees have consented to serve as directors of GRIL if elected.

Set forth below is biographical information for Mr. Brady and Ms. Caslin.  The biographical information for Mr. O’Brien is included under Executive Officers. The biographical information for Messrs. Murphy and Roitman is included under Proposal One Election of Directors of the Company.

    Michael Brady has been a director of the GRIL board since March 2019. Mr. Brady has over 30 years experience in the insurance and reinsurance industries in the Cayman Islands and Ireland. Since 2010, Mr. Brady has been the Chief Executive Officer of Golden Arches Insurance Company dac, where he manages the insurance and reinsurance requirements of McDonald’s international operations and franchise network. From 2008 to 2016, Mr. Brady was General Manager of Tokio Marine Global Reinsurance Company Limited, where he managed the reinsurance activities of the IFSC Company. From 2004 to 2008, Mr. Brady was Country Manager and Chief Financial Officer for XL Europe Limited and from 1995 to 2003 he was Managing Director of AMB Ireland Group. Mr Brady is an Independent Non-Executive Director and Chairman of the Audit Committees of several financial institutions including Everest Insurance Ireland dac, The Standard Club Ireland dac, Essent Irish Intermediate Holdings Limited and AGF International Advisors Company Limited. Mr. Brady is a former Chairman of the Dublin International Insurance & Management Association (DIMA) and a Member of the Taoiseach’s IFSC Insurance Committee. He holds a degree in Economics and Econometrics from Queen’s University and is a member of Insurance Ireland’s INED and Reinsurance and Captive Councils. Mr Brady is a Fellow of the Institute of Chartered Accountants in Ireland (FCA) and a Fellow of the Institute of Chartered Financial Analysts in the U.S. (CFA).

    Lesley Caslin has been a director of the GRIL board since March 2019. Ms. Caslin has over 25 years’ experience in the insurance and reinsurance industries in the UK, Bermuda and Ireland. Ms. Caslin currently works as a consultant providing risk management and finance advice to a Bermuda regulated reinsurer and health insurer. From 2017 to 2019, Ms. Caslin was the Chief Risk Officer of SureStone Insurance dac, where her duties include overseeing the risk management framework and providing risk management and finance advice to a Bermuda-regulated reinsurer and health insurer. From 2012 to 2016, Ms. Caslin acted as an Independent Risk Advisor to the Insurance Division of the Central Bank of Ireland, where her responsibilities included advising on issues impacting insurance and reinsurance firms in Ireland and Europe. From 2005 to 2008, Ms. Caslin served as Director of Finance and Operations for Catlin Insurance, Bermuda. From 1995 to 2005, Ms. Caslin was employed by XL Re, where she held a number of senior positions including the position of Chief Financial Officer of XL Re Latin America Ltd. Ms. Caslin is a Director of ITX Re dac and Aviva Insurance Ireland dac and a director of the CARI Foundation, a charitable organization. Ms. Caslin also holds an MSc in Management Science and Operational Research from Warwick University. Ms. Caslin is a Chartered Accountant and graduated from Kingston University with a BA in Accounting and Finance.
    The GRIL Board has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of GRIL if elected.  In the event that any nominee is unable to serve as a director of GRIL, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the GRIL Board may propose.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL FOUR
APPOINTMENT OF THE COMPANY’S AUDITORS

Upon recommendation of the Audit Committee of the Company, our Board proposes that the shareholders ratify the appointment of BDO USA, LLP to serve as the independent auditors of the Company for the 2021 fiscal year until the Company’s Annual General Meeting of Shareholders in 2022.  BDO USA, LLP served as the independent auditors of the Company for the 2020 fiscal year.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. A representative of BDO USA, LLP will attend the Meeting telephonically and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AUDITOR PROPOSAL.

PROPOSAL FIVE
APPOINTMENT OF GREENLIGHT RE’S AUDITORS

We are submitting the proposal to ratify the appointment of the auditors of Greenlight Re for the 2021 fiscal year to our shareholders at the Meeting.

Upon recommendation of the Audit Committee of Greenlight Re, our Board proposes that the shareholders ratify the appointment of BDO Cayman Ltd. to serve as the independent auditors of Greenlight Re for the 2021 fiscal year until the Company’s Annual General Meeting of Shareholders in 2022.  BDO Cayman Ltd. served as the independent auditors of Greenlight Re for the 2020 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GREENLIGHT RE’S AUDITOR PROPOSAL.

PROPOSAL SIX
APPOINTMENT OF GRIL’S AUDITORS

We are submitting the proposal to ratify the appointment of the auditors of GRIL for the 2021 fiscal year to our shareholders at the Meeting.

Upon recommendation of the Audit Committee of GRIL, our Board proposes that the shareholders ratify the appointment of Mazars to serve as the independent auditors of GRIL for the 2021 fiscal year until the Company’s Annual General Meeting of Shareholders in 2022.  Mazars served as the independent auditors of GRIL for the 2020 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GRIL’S AUDITOR PROPOSAL.

PROPOSAL SEVEN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by our Compensation Committee and our Board in 2020 with respect to our Chief Executive Officer and certain other executive officers (whom we refer to as the “named executive officers”).  In accordance with Section 14A of the Exchange Act, our Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Greenlight Capital Re, Ltd. (“GLRE”) approve the compensation of the GLRE executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a performance-driven philosophy that supports GLRE’s business strategy and aligns the interests of our executives with our shareholders.  Our Board believes this link between compensation and the achievement of our long-term business goals has helped drive GLRE’s performance over time.  At the same time, we believe our program does not encourage excessive risk-taking by management.

For these reasons, our Board asks shareholders to support this proposal.  While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and our Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. We currently plan to hold an annual advisory vote on compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS STRUCTURE, MEETINGS AND COMMITTEES

Board Leadership Structure and Risk Oversight

Since the Company’s formation in 2004, the Company has bifurcated the positions of Chairman of the Board and Chief Executive Officer.  David Einhorn, who, through an affiliate, sponsored the Company and is the President of DME Advisors, the investment advisor of Solasglas Investments, LP (“SILP”), in which each of Greenlight Reinsurance and GRIL is a limited partner, has served as Chairman of the Board since August 2004.  Since July 1, 2017, Mr. Simon Burton has served as Chief Executive Officer of the Company. In addition, since April 2011, Joseph Platt has served as lead director of our Board.

We believe it is the Chairman of the Board’s responsibility to run the Board, the lead director’s responsibility to provide independent oversight and chair executive sessions of the Board and the Chief Executive Officer’s responsibility to run the Company.  As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a Chairman of the Board who can concentrate on leading the Board and not have to be involved in the day-to-day operations of the Company and a lead director who can focus on chairing executive sessions and ensure that the concerns of the independent directors are heard.  Likewise, by having three different individuals serve as Chairman of the Board, lead director and Chief Executive Officer, our Chief Executive Officer is able to focus the vast amount of his time and energy in running the Company and furthering its operational business strategy.  Additionally, we believe our leadership structure with a Chairman of the Board with significant investment experience and expertise, an independent lead director with significant board experience and a Chief Executive Officer with significant reinsurance experience and expertise, complements our underwriting and investment strategies and helps us to further our business objectives.  As lead director, Mr. Platt’s duties include chairing all meetings of the independent directors, including executive sessions, serving as a liaison between the Chairman of the Board and the independent directors, consulting with the Chairman of the Board on, and approving, agendas and schedules for Board meetings and calling meetings of independent directors. As lead director, Mr. Platt also facilitates the Chief Executive Officer evaluation process, leads the annual Board self-assessment and conducts interviews to confirm the continued qualification and willingness to serve of each director prior to the time at which directors are nominated for election at each Annual General Meeting of Shareholders, and is available for consultation and direct communication if requested by major shareholders.

    We have five independent directors and two non-independent directors.  The non-independent directors are David Einhorn, Chairman of the Board, and Simon Burton, our Chief Executive Officer and Chief Underwriting Officer.  The independent directors are Alan Brooks, Leonard Goldberg, Ian Isaacs, Bryan Murphy and Joseph Platt. Frank Lackner did not stand for reelection to the Board or the board of directors of Greenlight Re in October 2020, but was an independent director during the term of his service in 2020. We currently have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee.  Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors and are each served by a different chairperson.  We believe that the number of independent, experienced directors on our Board provides the necessary and appropriate oversight for our Company.

Management is primarily responsible for assessing and managing the Company’s exposure to risk.  While risk assessment is management’s duty, each of the Audit Committee and the Underwriting Committee is responsible for discussing certain guidelines and policies with management that govern the process by which risk assessment and control is handled.  The Audit Committee also reviews steps that management has taken to monitor the Company’s risk exposure.  The Audit Committee receives reports from management on a regular basis regarding the Company’s assessment and management of risks.  In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile.  The Underwriting Committee establishes and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure.  Management focuses on the risks facing the Company while the Audit Committee and the Underwriting Committee focus on the Company’s general risk management strategies and oversee risks undertaken by the Company.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Pursuant to our corporate governance guidelines, the Board and its committees, on an annual basis, perform a self-evaluation and peer review.  The Nominating and Corporate Governance Committee monitors this process.  As part of its self-evaluation and peer review, the Board evaluates the overall composition of the Board, in order to, among other things, ensure that the Board and its committees are providing the Company with the best leadership structure given the Company’s needs. As part of the evaluation process, each director completes a written peer evaluation.  The results of the written evaluations are then compiled into a summary which is reviewed by the lead director. The lead director then conducts phone interviews with each of the directors to discuss the results of the evaluation and any issues that may have arisen as a result thereof.

Hedging and Pledging Policies

    The Company’s insider trading policy prohibits our officers, directors, alternate directors, employees and consultants from entering into hedging transactions of our common stock. Hedging transactions, such as zero-cost collars and forward sale contracts and other transactions designed to hedge or offset a decrease in market value of a person’s stock holdings, are prohibited.

The Company permits our officers, directors, alternate directors, employees and consultants to hold Company securities in a margin account and to pledge Company securities as collateral for any other loan, provided that such persons notify our Chief Compliance Officer.

Board Diversity

Our Nominating and Corporate Governance Committee seeks diverse candidates to provide representation of varied backgrounds, perspective and expertise to support the demands of our business.  Our current directors bring a diverse set of skills and experience, as well as age, cultural and geographic diversity to the Company that are important to the execution of our strategic goals.  When seeking new director candidates, our Nominating and Corporate Governance Committee considers a candidate’s business and professional experience, as well as their gender, racial and geographic diversity.  In particular, the Nominating and Governance Committee seeks to identify a pool of potential director nominees that includes women and individuals from minority groups.

Board Committees and Meetings

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee.  Each committee has a written charter.  The table below provides current membership and fiscal year 2020 meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Underwriting Committee
Alan Brooks	X*		X	X
Simon Burton				X
David Einhorn				X
Leonard Goldberg				X
Ian Isaacs		X*	X
Bryan Murphy	X	X		X*
Joseph Platt	X	X	X*
Total Meetings in 2020	4	5	4	4
__________
* Committee Chairperson

    We had six (6) meetings of the Board of Directors in 2020. Each of our directors, other than Joseph Platt and Ian Isaacs, attended in person at least 80% of the aggregate of the total meetings of the Board of Directors and any committee on which he served in 2020.  Pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, meetings of the Board of Directors and committee meetings are required to be held outside of the United States. As a result of travel restrictions related to the COVID-19 pandemic, Mr. Platt was not able to attend any meetings of the Board of Directors or committees on which he served in 2020, although he did appoint an alternate director to attend one meeting for each of the Compensation Committee and Nominating and Corporate Governance Committee. Similarly, Mr. Isaacs attended one meeting of the Board of Directors and one meeting of each committee on which he served in 2020. It is our policy that directors are expected to attend the annual general meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors, other than Mr. Platt and Mr. Isaacs, attended our 2020 annual general meeting of shareholders which was held on October 29, 2020.

Members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the SEC. Each member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Underwriting Committee is appointed by our Board and recommended for such nominations by our Nominating and Corporate Governance Committee.

     The Company’s Nominating and Corporate Governance Committee and the Board of Directors have reviewed the responses of nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest, and have considered the relationships listed below regarding Messrs. Isaacs and Platt in determining their respective independence. In considering Mr. Isaacs’ independence, the Nominating and Corporate Governance Committee and the Board of Directors considered Mr. Isaacs’ pledge of his unrestricted ordinary shares as collateral. Except as noted, the Board of Directors concluded that all of the director nominees are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director.  Accordingly, the majority of our Board is currently and, if all the director nominees are elected, will be comprised of independent directors.

Certain of our directors have invested or are invested in funds managed by Greenlight Capital, Inc. or its affiliates.  We refer to these funds as the Greenlight Funds.  Each of the Greenlight Funds is an affiliate of DME Advisors, the investment advisor of SILP, in which the Company invests. DME Advisors receives significant fees from SILP.  As of December 31, 2020, Joseph Platt and Ian Isaacs were both limited partners in the Greenlight Funds.  DME Advisors is an affiliate of David Einhorn, the Chairman of the Board, and Mr. Einhorn has been deemed to not be independent due to his relationship with DME Advisors.  In determining whether each of Messrs. Platt and Isaacs is independent, our Board considered his respective limited partner interest in the Greenlight Funds and the fact that in fiscal years 2020, 2019 and 2018, no director received any compensation from the Greenlight Funds or DME Advisors. Under the Nasdaq rules, our Board considered the investments of Messrs. Platt and Isaacs in the Greenlight Funds, but ultimately determined that such investments would not interfere with their respective ability to exercise independent judgment in carrying out the responsibilities as a director of the Company.

Director	Independent	Material Transactions and Relationships
Alan Brooks	Yes	None
Simon Burton	No	Chief Executive Officer and Chief Underwriting Officer of the Company and Greenlight Re
David Einhorn	No	President of Greenlight Capital, Inc. and DME Advisors
Leonard Goldberg	Yes	None
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None

Below is a description of each committee of our Board of Directors.

Audit Committee

The Audit Committee is currently composed entirely of non-management directors, each of whom the Board has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices.  The Audit Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.com.  Mr. Brooks has been designated as an “audit committee financial expert” as defined under the rules of the SEC. Mr. Murphy has been designated as an “audit committee financial expert” as defined under the rules of the SEC based on Mr. Murphy’s education, experience as a principal executive officer and other relevant experience described under “Election of Directors of the Company - Director Nominees.”

Compensation Committee

All of the members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations.  The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers.  Our Compensation Committee, among other things, assists our Board in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to our Board with respect to incentive-compensation plans and equity-based plans. Our Compensation Committee has the authority to delegate its responsibilities to a subcommittee or to officers of the Company to the extent permitted by applicable law and the compensation plans of the Company if it determines that such delegation would be in the best interest of the Company. The Compensation Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.com.  See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s work.

Nominating and Corporate Governance Committee

All of the members of our Nominating and Corporate Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee makes recommendations to our Board as to nominations and compensation for our Board and committee members, as well as structural, governance and procedural matters.  The Nominating and Corporate Governance Committee also reviews the performance of our Board and the Company’s succession planning.  The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.com.

The Nominating and Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of our Board as a whole.  When our Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee generally does not use third-party search firms.  The Nominating and Corporate Governance Committee considers recommendations from other directors, management and others, including shareholders.  In general, the Nominating and Corporate Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.  In selecting director candidates, the Nominating and Corporate Governance Committee also considers diversity, including skills, geography and the interplay of the candidate’s experience with the experience of the other board members.  Our Board and Nominating and Corporate Governance Committee seeks to identify a pool of potential director nominees that includes women and individuals from minority groups.

The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Corporate Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.  To be considered by the Nominating and Corporate Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected.  Nominees for director who are recommended by shareholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director.  Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under “Additional Information—Shareholder Proposals for the Annual General Meeting of Shareholders in 2022.”

Underwriting Committee

The Underwriting Committee, among other things, establishes and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure.  The Underwriting Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.com.

Executive Sessions

The independent directors meet regularly in executive sessions, which from time to time include our non-independent Board members, including our Chief Executive Officer.  An executive session is typically scheduled immediately before or after each Board meeting.   At such sessions, our Lead Director presides.  Executive sessions are also regularly scheduled during committee meetings.

Board and Committee Evaluation

Our Board regularly evaluates itself, its committees and directors to measure effectiveness and succession planning.

Code of Ethics

    Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, employees and officers, including our Chief Executive Officer and Chief Financial Officer. Our current version of the Code of Ethics is available on our website at www.greenlightre.com.

Environmental and Social Responsibility

The Company and our Board value each of our employees and remains committed to ensuring that a safe and healthy workplace and environment is maintained. In 2020, we adopted a flexible workplace schedule to mitigate the risk of COVID-19 to our employees. In addition to workplace respect, we expect employees to preserve and promote a clean, safe, and healthy local and global environment. The Company understands its responsibility not only to provide solutions that help our clients manage their environmental and climate change risks, but also to monitor and control our own ecological impact. While our operations do not have a large physical footprint, we recognize that even the smallest measures contribute to minimizing our environmental impact and maximizing the sustainability of our business. By virtue of our business, the Company assesses and offers protection against weather-related risks such as hurricanes, storms, wildfires and floods, helping businesses and individuals proactively manage their exposure to such risks. In furtherance of these commitments, the Company’s Code of Ethics incorporates the Company’s ethos on environmental, social and workplace responsibilities.

Shareholder Communication

The Nominating and Corporate Governance Committee has adopted a policy for handling shareholder communications to directors.  The policy and contact information can be found on our website at www.greenlightre.com.  Shareholders may send written communications to our Board or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands; by fax at (345) 745-4576 or by email at greenlightre@greenlightre.com.  There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature.  All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to such director or directors.

EXECUTIVE OFFICERS

Name	Age	Position
Simon Burton*	50	Director, Chief Executive Officer and Chief Underwriting Officer
Neil Greenspan	53	Chief Financial Officer
Patrick O’Brien	51	Chief Executive Officer, GRIL
Laura Accurso	45	General Counsel, Corporate Secretary and Chief Compliance Officer
Thomas Curnock	49	Chief Risk Officer

*See biography above under “Director Nominees.”

Neil Greenspan has served as Chief Financial Officer of the Company since September 9, 2020. Mr. Greenspan previously served as the Company’s Chief Accounting Officer from December 31, 2018 to September 8, 2020. Mr. Greenspan has over 20 years of reinsurance and insurance industry experience. Mr. Greenspan was the Senior Vice President, Financial Reporting of the Validus Group from November 2017 until joining the Company, and was the Chief Accounting Officer of the

Montpelier Group from January 2006 to January 2016. Prior to joining the Montpelier Group, Mr. Greenspan held a senior finance position at ACE Financial Solutions International.  Mr. Greenspan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants and Massachusetts Society of CPAs. He received his Bachelor of Arts degree in Philosophy and Political Science from Bucknell University and his MBA degree and Master of Science degree in Accounting from Northeastern University.

Patrick O’Brien has served as the Chief Executive Officer of GRIL since March 2017 and a director of the GRIL Board since June 2016.  From February 2016 to June 2016, Mr. O’Brien served as the Chief Executive Officer of Motor Insurers’ Bureau of Ireland, a non-profit organization that compensates victims of road traffic accidents caused by uninsured and unidentified vehicles. Prior to this, from 2011 to 2015, Mr. O’Brien served as the Chief Executive Officer of Liberty Insurance, a significant domestic Irish market insurer, where he was responsible for establishing the insurer in Ireland, following an acquisition of a business under administration. From 2001 through 2011, Mr. O’Brien served as a director and Chief Operating Officer of Liberty Mutual Insurance Europe, Liberty Mutual’s commercial and specialty business in Europe.  Prior to this, he spent six years in Bermuda with Deloitte and The Hartford. He is a Fellow of the Institute of Chartered Accountants in Ireland. He holds a degree in Accounting and Finance from Dublin City University.

    Laura Accurso has served as General Counsel and Corporate Secretary of the Company since February 2016 and as Chief Compliance Officer of the Company since September 9, 2020.  Ms. Accurso previously served as the Company’s Counsel and Corporate Secretary from January 2011 to February 2016.  Prior to joining the Company, from April 2007 to August 2009, Ms. Accurso specialized in reinsurance law as an attorney in the Insurance and Financial Services group at Sidley Austin LLP, a leading international law firm.  Ms. Accurso is a member of the American Bar Association, the New York State Bar Association, the Law Society of England and Wales and is a qualified U.K. solicitor (not practicing) as well as an attorney admitted to practice in the Cayman Islands and a member of the Cayman Islands Legal Practitioners Association and Cayman Islands Bar Association. She is a graduate of McGill University and Syracuse University College of Law.

    Thomas Curnock has served as Chief Risk Officer of the Company since April 2017. Prior to that, Mr. Curnock worked in risk management and as an underwriter since July 2009 when he joined the Company. Mr. Curnock has over 20 years experience in the property and casualty reinsurance industry. He has previously served as Senior Vice President of Aon Benfield Securities as an investment banker and Senior Vice President of Aon Benfield as a structured reinsurance broker. Mr. Curnock holds a Bachelor of Science in Mathematics and a Ph.D. in computer science from University of Salford.

DIRECTOR COMPENSATION

    All directors, other than Mr. Einhorn and anyone also serving in the capacity of our Chief Executive Officer, receive compensation from us for their services as directors.  Under the Articles, our directors may receive compensation for their services as may be determined by our Board.  Our Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and anyone also serving in the capacity as our Chief Executive Officer, is $70,000, payable at the election of the directors either quarterly in advance, in cash, or at once in restricted shares, which restricted shares will vest on the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company, generally subject to continued service through the applicable vesting date; provided, however, that the shares will become fully vested upon (i) the termination of the director’s service due to death or disability prior to the vesting date or (ii) the occurrence of a “change in control” (as defined below) prior to the vesting date, provided the director is in continuous service immediately prior to such “change in control”.  Each director is also annually awarded restricted shares with a grant date value of $105,000, which will vest on the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company, subject to continued service through the applicable vesting date; provided, however, that the shares will become fully vested upon (i) the termination of the director’s service due to death or disability prior to the vesting date or (ii) the occurrence of a “change in control” prior to the vesting date, provided the director is in continuous service immediately prior to such “change in control”.  Our Compensation Committee also determined that the Chairman of the Audit Committee (Mr. Brooks) receives an additional $20,000 in cash annually, payable quarterly in advance.

Director Compensation Table

The following table summarizes the total compensation paid or awarded to our independent directors in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (5)	All Other Compensation ($)	Total ($)
Alan Brooks (1)	95,000	105,000	—	200,000
Leonard Goldberg (2)	35,000	105,000	—	140,000
Ian Isaacs	70,000	105,000	—	175,000
Frank Lackner (3)	35,000	—	100,000	135,000
Bryan Murphy (1) (4)	132,095	105,000	—	237,095
Joseph Platt	70,000	105,000	—	175,000

(1)The value reported for each of Messrs. Brooks and Murphy reflects the one-time fee of $5,000 in cash for their service on a Special Committee. A Special Committee was formed in connection with the Company’s strategic review, which review, like the Special Committee itself, was terminated in April 2020. The Special Committee’s responsibilities were to review, evaluate, identify and negotiate the terms of and approve potential acquisitions, investments, joint ventures, equity sales, asset sales or divestitures or other fundamental changes to the Company’s asset and investment strategies and make recommendations to the full Board.
(2)During 2014 it was agreed between the Compensation Committee and Mr. Goldberg, that as a past NEO, Mr. Goldberg will receive reduced director compensation related to certain underwriting losses experienced in prior underwriting years. As such, Mr. Goldberg’s annual retainer was reduced by $35,000.
(3)Mr. Lackner did not stand for reelection to the Board or the Greenlight Re board of directors at the 2020 Annual General Meeting of Stockholders. The value reported in the “All Other Compensation” column represents a one-time cash payment of $100,000 made to Mr. Lackner on November 17, 2020 in recognition of his past services and contributions.
(4)The $132,095 includes €50,000 that Mr. Murphy earned as compensation for his services as a director for GRIL. Such amount reported is based on an average conversion rate for 2020, which was $1.1419 United States dollars for each Euro.
(5)All stock awards were granted under our stock incentive plan.  The value reported above in the “Stock Awards” column is the aggregate grant date fair value of the awards granted in 2020, determined in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 11 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Each of Messrs. Brooks, Goldberg, Isaacs, Murphy, and Platt was issued 14,266 restricted Class A ordinary shares as stock awards during 2020. These shares remained unvested as of December 31, 2020. Mr. Lackner was not granted any stock awards in 2020 because he did not stand for reelection to the Board or the Greenlight Re board of directors at the 2020 Annual General Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

“Say on Pay” Vote

    At our 2020 Annual General Meeting of Shareholders held on October 29, 2020, shareholders were asked to consider and vote on a resolution approving the compensation of our named executive officers, commonly referred to as “say on pay.”  A majority of our stockholders approved the compensation of our named executive officers, with approximately 64.8% of the votes cast in favor of that say on pay resolution.  We will continue to actively evaluate our compensation program.

Named Executive Officers

For 2020, our named executive officers, or NEOs, and their respective titles as of December 31, 2020 were as follows:

•Simon Burton, Chief Executive Officer and Chief Underwriting Officer;
•Neil Greenspan, Chief Financial Officer;
•Patrick O’Brien, Chief Executive Officer, GRIL;
•Laura Accurso, General Counsel, Corporate Secretary and Chief Compliance Officer;

•Thomas Curnock, Chief Risk Officer; and
•Tim Courtis, Former Chief Financial Officer.
    Mr. Burton was a named executive officer for 2020 based on his position as our Chief Executive Officer. Messrs. Greenspan and Courtis were named executive officers for 2020 based on their position as our Chief Financial Officer.  Messrs. O’Brien and Curnock and Ms. Accurso were named executive officers for 2020 by reason of being three of the Company’s most highly compensated executive officers other than persons serving as the Company’s Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2020.

    As previously reported, effective as of September 4, 2020, in connection with the resignation of Brendan Barry as Chief Underwriting Officer of the Company and Greenlight Re, Mr. Burton, our Chief Executive Officer of the Company, was appointed to also serve as the Chief Underwriting Officer of the Company and Greenlight Re.

In addition, as previously reported, effective September 9, 2020, Tim Courtis resigned as Chief Financial Officer of the Company and Greenlight Re and, effective as of September 9, 2020, Mr. Greenspan was appointed as Chief Financial Officer of the Company and Greenlight Re.

Compensation Policy

In general, we seek to pay salaries that are commensurate with the salaries paid to executives at other reinsurance companies.  However, as we are the first open market property and casualty reinsurer operating in the Cayman Islands, no direct comparisons may be made.

Our performance-driven compensation policy consists of the following three main components:
•   base salary;
•   bonuses; and
•   equity-based compensation.
We generally use short-term compensation composed of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses and stock options, restricted share units, and/or restricted shares, as applicable, in an effort to align our employees’ and executive officers’ interests with those of our shareholders and increase long-term growth in book value per share. In addition, from time to time and under certain circumstances, we award sign-on bonuses, retention bonuses and other bonuses and/or bonus opportunities.

Our Compensation Committee reviews and approves all recommendations made with respect to deferred bonuses, stock options, restricted share units, and restricted shares, as applicable, for all of our employees, including our NEOs.  Additionally, the Compensation Committee reviews and approves all discretionary, sign-on, retention and other bonuses, if any, of our NEOs.  Each year, our Chief Executive Officer provides information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation, including the NEOs.  However, our Chief Executive Officer does not make recommendations regarding his own compensation.  Accordingly, the Compensation Committee considers the performance of our Chief Executive Officer and determines and approves the amount of any discretionary, sign-on, retention and/or other bonus that he receives.  While the Compensation Committee considers the recommendations of our Chief Executive Officer, it is not bound by his recommendations.  While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has historically not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking. However, in September 2020, the Company retained Mercer (US) Inc. (“Mercer”) to provide support related to all matters typically handled by the Compensation Committee, including related to compensation strategy and incentive plan design. Mercer did not play a material role in the Company’s compensation-setting practices and decisions with respect to the 2020 calendar year. The Compensation Committee obtains legal advice regarding executive compensation matters from its independent outside legal counsel.

Base Salary

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers.  When establishing the base salaries of our NEOs, our Compensation Committee considers a number of factors, including:
•the individual’s years of experience;
•the functional role of the individual’s position;
•the level of the individual’s responsibility;
•our ability to replace the individual; and
•to the extent applicable, the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.
Base salaries are expected to be reviewed by the Compensation Committee for possible increases at least once every three years and the timing of such review depends on the nature of the individual’s responsibilities and whether the Compensation Committee believes that changed circumstances warrant such review.

    Our Compensation Committee reviewed the annual base salaries of the NEOs in 2020 and, based on its review, our Compensation Committee determined that no changes were required other than a change on April 30, 2020 to Ms. Accurso’s base salary, which was increased from $390,000 to $500,000, effective as of April 1, 2020, and a change on October 30, 2020, to Mr. Greenspan’s base salary, which was increased from $350,000 to $500,000, effective as of September 10, 2020. For 2020, the base salaries for Messrs. Burton, O’Brien and Curnock remained at $650,000, €320,000, and $330,000, respectively. Under Mr. Courtis’ employment agreement, for 2020, Mr. Courtis’ base salary was $422,000, pro-rated for the partial year as a result of the termination of his employment, effective September 9, 2020.

Bonuses

    We use bonuses to reward individual and company performance.  We expect our bonuses to be variable from year to year primarily due to our expectation of annual variability in our underwriting results.  Our Compensation Committee determines each NEO’s target bonus, expressed as a percentage of base salary.  For 2020, the target bonus amounts (expressed as a percentage of annual base salary) for Messrs. Burton, Greenspan, O’Brien, and Curnock, and Ms. Accurso remained at 120%, 50%, 60%, 45%, and 50% respectively. Pursuant to the terms of his settlement and release agreement, Mr. Courtis was not entitled to a quantitative or discretionary bonus in respect of 2020.

All of our employees, including our NEOs, are eligible to participate in our bonus program.  Under the bonus program, the majority of our employees’ target bonus, including our NEOs, consists of two components: a quantitative component based on the return on deployed equity, or RODE, relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance.  Each employee participating in the quantitative component of our bonus program is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus.  An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee based primarily on the roles and responsibilities of the employee and the level of their direct involvement in underwriting operations.  The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

Quantitative Bonus

Each year, the majority of our employees, including our NEOs, are entitled to receive a portion of a bonus pool based on quantitative performance.  Each participating employee, including our NEOs, is assigned a quantitative bonus participation percentage, or a QBP percentage, which indicates the portion of his or her bonus that will be determined based on RODE (as described below) for each underwriting year.  Deployed equity is the aggregate allocated equity calculated by our proprietary models based upon the risk profile of each reinsurance contract written. A quantitative bonus will be calculated and payable in three annual installments following the third, fourth and fifth years after the applicable underwriting year.  Also, any losses in respect of a given underwriting year will be, subject to the Board’s discretion, recouped in subsequent years; any quantitative bonus over or underpayments due to still open contracts will be adjusted, subject to the Board’s discretion, in subsequent years. We therefore reduce the risk of paying large bonuses for contracts that do not perform well over time.  An employee must be employed by us or one of our subsidiaries on January 1st following the end of the applicable fiscal year in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts.  Our Compensation Committee has the discretion to reduce or increase the total aggregate quantitative bonus pool for any particular underwriting year based on particular reinsurance industry events or other extraordinary factors. In addition, our Compensation Committee has full discretion over the terms of the bonus program and any payments thereunder.

    If our Compensation Committee expects an individual to have a direct or significant impact on our underwriting operations, it will assign that individual a higher QBP percentage.  Similarly, if our Compensation Committee expects that an individual will not have a direct or significant impact on our underwriting operations, it will assign that individual a lower QBP percentage.  Our Compensation Committee believes that the performance of each of Mr. Burton, our Chief Executive Officer and Chief Underwriting Officer, Mr. O’Brien, Chief Executive Officer, GRIL, and Mr. Curnock, our Chief Risk Officer, will have a direct and/or significant impact on our underwriting operations.  Therefore, they have been assigned higher QBP percentages, whereas Mr. Greenspan and Mr. Courtis (who resigned on September 9, 2020 and became ineligible for a quantitative bonus for fiscal year 2020), who both served as our Chief Financial Officer in 2020, and Ms. Accurso, our General Counsel, Corporate Secretary and Chief Compliance Officer, have been assigned a lower QBP percentage, as the Compensation Committee believes that their individual performance should be weighted more heavily when making bonus determinations. For each NEO, their QBP percentage may be adjusted annually by our Compensation Committee.  For 2020, our Compensation Committee determined that the QBP percentages assigned to Messrs. Burton, Greenspan, Courtis, O’Brien, and Curnock and Ms. Accurso remained appropriate.  Accordingly, for 2020, Mr. Burton’s QBP percentage remained at 80%, Mr. Greenspan’s QBP percentage remained at 40%, Mr. Courtis’ QBP percentage remained at 40%, Mr. O’Brien’s QBP percentage remained at 60%, Mr. Curnock’s QBP percentage remained at 60%, and Ms. Accurso’s QBP percentage remained at 40%.

The sum of the target quantitative bonuses for all employee participants, including NEOs, equals the total target quantitative bonus pool.  Each participant’s share of the quantitative bonus pool is his or her target quantitative bonus divided by the total target quantitative bonus pool.  The amount of quantitative bonus ultimately paid to each participant is based upon the participant’s share of the quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

RODE is the percentage return based on net underwriting income, net of all general and administrative expenses, all discounted at a risk free rate selected for such underwriting year, in relation to the sum of the deployed capital allocated to each of the contracts underwritten.  The amount of quantitative bonus awarded, if any, is determined based on the excess of the actual RODE compared to a risk free return.

A target RODE is established for the entire underwriting portfolio each year by the Compensation Committee and is an amount equal to the sum of (i) the “risk free rate,” as determined annually by the Underwriting Committee and (ii) a fixed percentage in excess of the risk free rate for each contract underwritten based upon the inherent risk in such contract.  Currently we use one fixed percentage for all frequency business and another percentage for all severity business.  A higher fixed percentage is assigned for severity business to reflect the inherently riskier nature of that business.

Expressed as a formula, for each underwriting year, target RODE is calculated as follows:

Target RODE = Risk Free Rate + {the sum of (a fixed percentage times the amount of deployed equity for each contract) / total deployed equity}

At the end of the deferral period, the actual RODE is compared to the target RODE for the applicable underwriting year and the quantitative bonus pool is funded in accordance with the following formulas:

Actual RODE	Amount Credited to Quantitative Bonus Pool
Equal to or less than Risk Free Rate	Zero
Between Risk Free Rate and Target RODE	The sum of all employees’ target quantitative bonuses multiplied by a fraction, the numerator of which equals the actual RODE minus the risk free rate, and the denominator of which equals the target RODE minus the risk free rate.

Greater than Target RODE	The sum of all employees’ target quantitative bonuses plus 10% multiplied by the excess of actual RODE over target RODE multiplied by deployed equity.
Greater than Target RODE + 5%	In addition to the bonus calculated above, an additional bonus pool will be created equal to 10% multiplied by the excess of actual RODE over (target RODE + 5%) multiplied by deployed equity.
There is no maximum amount that may be paid under the quantitative component of our bonus plan.  Likewise, there is no fixed minimum amount and therefore the quantitative component of the bonus plan could be zero for any particular underwriting year, where the actual RODE is less than the risk free rate. Furthermore, commencing in the 2012 underwriting year, where the actual RODE is less than zero, signifying an underwriting loss, underwriting losses will be carried forward to future underwriting years and recouped against underwriting profits.

    Additionally, the Compensation Committee has the discretion to make adjustments to the calculation of the quantitative bonus pool due to significant over-performance or deficiencies.  For example, the quantitative bonus pool could be reduced if it related to over-weighting and short term good fortune on natural catastrophe business.  Alternatively, the quantitative bonus pool could be increased if in a generally poor underwriting year for the reinsurance industry, we demonstrated a prudent use of deployed capital and achieved a positive return above the industry average return on capital. During 2013, the Compensation Committee determined that, as a result of underwriting losses experienced with respect to the 2009 and 2010 underwriting years, certain past and present NEOs would be required to deduct from future quantitative bonus payments or directors fees, amounts to reflect the losses carried forward from these underwriting years.

    The initial calculation of the quantitative bonus pool is deferred for a period of time following the end of the applicable underwriting year because we believe that long-term results represent a more accurate indicator than short-term performance of a contract’s ultimate profitability.  For underwriting years 2014 through 2019, the initial calculation is deferred for three years.  Subject to the requirements of Code Section 457A, initial calculations were scheduled to be made with respect to the 2020 underwriting year on January 1, 2024 and an initial payment of 33% of the quantitative bonus pool was expected to be made in calendar year 2024.  Further calculations for the 2020 underwriting year were to be made on January 1, 2025 and 2026 and payments of 33% and 34% of the re-calculated quantitative bonus pool were expected to be made in calendar years 2025 and 2026, respectively. As such, the employee’s receipt of the quantitative portion of his or her bonus was to be deferred until we could better determine the actual performance of the reinsurance contracts bound by us during each underwriting year. The unpaid portion of the calculated bonus pool was to accrue our investment return from December 31 of the underwriting year until December 31 of the year prior to payment or partial payment. However, in February 2021, our Compensation Committee determined that, due to the evolution of our underwriting strategy, the application of the approach described above was not practicable in regards to the 2020 underwriting year. As a result, the Compensation Committee determined that bonuses in respect of this underwriting year should be paid out at 45% of the target amount (for any individual whose base salary was increased during 2020 (other than effective as of January 1, 2020), such target bonus is based on a weighted-average basis of the old base salary and the increased base salary) and that such amount would be paid in March 2021, subject to the participant agreeing to forego any future bonus payments in connection with the 2020 underwriting year. Such 45%-of-target payout represents our estimate of the amount of the bonus that would have been paid out had the underwriting year remained open indefinitely. Upon payment of these bonuses, the 2020 underwriting year will be closed. As a result of this determination, in February 2021, the Compensation Committee approved quantitative bonus amounts with respect to the 2020 underwriting year for each of the NEOs (other than Mr. Courtis), resulting in a $280,800 quantitative bonus award to Mr. Burton, a $35,642 quantitative bonus award to Mr. Greenspan, a $58,061 quantitative bonus award to Mr. O’Brien, a $42,525 quantitative bonus award to Ms. Accurso, and a $40,095 quantitative bonus award to Mr. Curnock. Pursuant to the terms of his settlement and release agreement, Mr. Courtis was not entitled to a quantitative bonus in respect of 2020.

    In February 2021, the Compensation Committee approved the updated calculations for the quantitative bonus pool with respect to the 2015, 2016 and 2017 underwriting years based on performance through December 31, 2020 and declared the 2013 and 2014 underwriting years closed. For the 2015, 2016 and 2017 underwriting years, the updated calculations reflect below-threshold performance and, as such, no quantitative bonus will be awarded. Although the Compensation Committee has discretion to make adjustments to the calculation of the quantitative bonus pool, it did not elect to exercise this discretion with respect to the quantitative bonuses related to the 2015, 2016 and 2017 underwriting years.
Discretionary Bonus

In determining the 2020 discretionary bonuses to be awarded, the Compensation Committee evaluated the extent to which (a) each employee achieved his or her goals and objectives and (b) the employee’s performance contributed to the Company’s success in the areas listed below. The Chief Executive Officer makes a recommendation to the Compensation Committee with regard to the amount of any discretionary bonus to be awarded to the NEOs, but not for himself, and the Compensation Committee considers such recommendations and determines and approves the amount of any discretionary bonuses for such individuals. In addition, the Compensation Committee determines and approves the amount of any discretionary bonus awarded to the Chief Executive Officer. In general, an employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year. However, pursuant to the terms and conditions of each of Mr. Burton’s, Mr. Greenspan’s, Mr. O’Brien’s and Ms. Accurso’s employment agreement, each such NEO must be employed by us or one of our subsidiaries on the date that the bonus is to be awarded in order to receive the discretionary component of his or her bonus for the year.

With respect to the 2020 discretionary bonuses for our NEOs (other than Mr. Courtis), the Compensation Committee considered such NEO’s contribution to the Company’s progress in the following areas (none of which were assigned any particular weight):

a.Implementation and refinement of the Company strategy in response to rapidly changing market conditions;
b.Growth in profitability and diversity of our reinsurance portfolio, targeting markets and lines of business with an appropriate risk/reward profile;
c.Development of a range of risk products, via strategic partnerships and other methods, to gain access to fee income, a stream of underwriting business, and investment upside potential;
d.Refinement and improvement of our underwriting and risk capabilities; and
e.Preservation of existing expense base efficiencies.

The target and actual discretionary bonuses for 2020 for each of our NEOs (other than Mr. Courtis), as determined by the Compensation Committee, based on recommendations by our Chief Executive Officer (other than with regarding to his bonus), are set forth in the table below:

Name	Base Salary ($)	Target 2020 Qualitative Bonus as a Percentage of Base Salary	Target 2020 Qualitative Bonus ($)	Actual 2020 Qualitative Bonus ($)
Simon Burton	650,000	24%	156,000	499,200
Neil Greenspan (1)	396,023	30%	118,807	164,358
Patrick O'Brien (2)	365,408	24%	87,698	185,939
Laura Accurso (1)	472,500	30%	141,750	137,475
Tom Curnock	330,000	18%	59,400	184,905

(1)Ms. Accurso’s and Mr. Greenspan’s base salaries were increased during 2020 and are presented in this table on a weighted-average basis.
(2)Because he is based in Ireland, Mr. O’Brien’s cash compensation is generally paid to him in Euros rather than United States dollars. The amounts reported above as Base Salary and Target 2020 Qualitative Bonus are based on an average conversion rate for 2020, which was $1.1419 United States dollars for each Euro.

Pursuant to the terms of his settlement and release agreement, Mr. Courtis was not entitled to a discretionary bonus in respect of 2020.

The discretionary bonus amounts are intended to be paid on or before March 15, 2021.

Sign-On Bonuses

    From time to time, the Compensation Committee may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally they are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation or future income that they may forfeit as a result of leaving their current employer or business.

Retention Bonuses

    From time to time, the Compensation Committee, based upon a review of competitive conditions and/or the role and skill set of the individual, may approve retention arrangements for certain NEOs and other senior executives.

On May 4, 2020, Greenlight Re and GRIL, as applicable, entered into a retention bonus agreement with each of Messrs. Burton, Courtis, Greenspan, O’Brien, and Curnock and Ms. Accurso (each, a “Retention Bonus Agreement”).
    Pursuant and subject to the terms and conditions of each Retention Bonus Agreement, each of Messrs. Burton, Greenspan, Courtis, O’Brien, and Curnock and Ms. Accurso is (or, in the case of Mr. Courtis, was) eligible to receive a retention bonus in the aggregate amount of $500,000, $200,000, $200,000, $200,000, $200,000, and $300,000, respectively (each, a “Retention Bonus”), subject to, among other things, the executive’s continuous employment by the Company and/or Greenlight Re or GRIL, as applicable, in good standing through and including June 30, 2021 (the “Retention Date”) (and not having given notice of termination for any reason or received notice of termination, in the case of Messrs. Burton, Greenspan, Courtis, and Curnock and Ms. Accurso, by the Company and/or Greenlight Re for cause (as defined in each executive’s employment agreement) or due to disability (as defined in the executive’s employment agreement) or, in the case of Mr. O’Brien, for a reason that permits GRIL to terminate employment without notice or payment in lieu of notice as provided for in his employment agreement and compliance by the executive with any and all confidentiality, non-competition, non-solicitation, non-disparagement and assignment of inventions provisions by which the executive may be bound through the Payment Date (as defined below). If all conditions are satisfied, the Retention Bonus will be paid to the executive in a lump sum cash payment on July 1, 2021 (the “Payment Date”).
The termination provisions of the Retention Bonus Agreements are summarized in the section entitled “Potential Payments Upon Termination of Change in Control” below.
    In connection with the termination of his employment, Mr. Courtis’ Retention Bonus Agreement terminated and he has no further rights thereunder.

Other Bonuses
    From time to time, the Compensation Committee may award other bonus opportunities and/or adopt additional bonus plans in order to incentivize employees and foster and support the success of the Company. In September 2019, the Company and Greenlight Re entered into a bonus agreement with Mr. Burton, pursuant to which he received a grant of restricted stock which would become fully vested subject to, among other things, a specific transaction fee becoming due and payable and was eligible to receive a cash bonus in the aggregate amount of $2,500,000, subject to, among other things, a specific transaction fee becoming due and payable. Each of the restricted stock award and bonus opportunity were forfeited in accordance with their terms on December 16, 2020 without any payment in respect thereof. In addition, in September 2019, we adopted a bonus plan that provided for a $1,000,000 cash pool from which awards could be granted to employees other than our Chief Executive Officer. No participants were designated under the plan and no awards were granted. The plan terminated in accordance with its terms on December 16, 2020 with no payments made thereunder.

Stock Incentive Plan Awards

In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007, May 4, 2007, April 28, 2010, April 26, 2017 and October 29, 2020.  Pursuant to the terms of his employment agreement, on July 6, 2017, Mr. Burton was awarded a ten year stock option to acquire 480,000 Class A ordinary shares with a per share exercise price equal to $21.20, the fair market value per share on the date of grant.  Options granted to Mr. Burton vest as to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017, subject to Mr. Burton’s continued employment with us on each vesting date.

Our Compensation Committee has decided that, with certain exceptions noted above, restricted shares or restricted share units, as applicable, generally are the preferred form of equity compensation as the Compensation Committee believes that restricted shares or restricted share units, as applicable, better align management with long-term shareholder value creation.  Our Compensation Committee determines the value of restricted share or restricted share unit grants that each NEO may receive, taking into account prior performance, our desire to retain the executive and the executive’s role within the Company.  Those executives who are most critical to our future growth generally receive larger awards.  With the exception of our Chief Executive Officer, the restricted shares or restricted share units, as applicable, will be subject to a three-year cliff vesting schedule.  Unvested restricted shares or restricted share units, as applicable (other than those granted to our Chief Executive Officer and those granted to Ms. Accurso pursuant to the terms of their employment agreements) will be forfeited if an NEO terminates employment for any reason (other than due to death or disability).  Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to continue to represent the majority of each NEO’s compensation.

In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, on February 27, 2008, our Board of Directors and Compensation Committee adopted a policy with respect to our equity grant practices that delineates specific procedures that must be followed when granting equity awards.  We believe this policy helps the integrity of our equity award grant practices.

Our current practice is to grant equity awards in March of each fiscal year.

    Pursuant to the terms of his employment agreement, on March 16, 2020, Mr. Burton was awarded 145,089 Class A ordinary restricted shares subject (i) to performance vesting conditions measured over the six year period from January 1, 2019 until December 31, 2024 (the “Performance Period”) and (ii) generally to continued employment through and including the applicable vesting date (i.e., the fifth anniversary of the date of grant). The number of restricted shares earned, if any, is based on the cumulative all-in “Combined Ratio” for the Performance Period, as modified by the “Adjusted Measurement”, to the extent applicable, and is determined as follows: if the Combined Ratio is 97% or less, then Mr. Burton would earn all 145,089 restricted shares; if the Combined Ratio is above 97% and less than 102%, then the number of shares to be earned would be determined based on linear interpolation between the points; and if the Combined Ratio is 102% and higher then none of the restricted shares would be earned. For purposes of the award agreement, the “Combined Ratio” is a ratio whereby: (i) the numerator is the cumulative sum over the Performance Period of (1) losses incurred, (2) acquisition costs, (3) all general and administrative expenses and (4) any reinsurance income/expense reported as Other Income/Expense in the Company’s audited financial statements to be reported in the Company’s Annual Report on Form 10-K (the “Financial Statements”) and (ii) the denominator is the cumulative sum of the earned premiums during the Performance Period. In addition, for purposes of the award agreement, the number of earned restricted shares, if any, will be determined based only upon the number of full calendar years of employment during the Performance Period and the Combined Ratio will be adjusted for any loss development related to any business written during or prior to the employment period until the expiration of the Performance Period (referred to as the “Adjusted Measurement”). The Combined Ratio will be determined by the Compensation Committee after the end of the Performance Period, but prior to March 16, 2025, based on calculations performed by the Company based on the Financial Statements.

On July 30, 2020, we accelerated the vesting (the "Acceleration") of part of the restricted stock award granted to Mr. Burton on March 16, 2020. In connection with the Acceleration, the award was amended and restated (the “Amended Award”). Pursuant to the Amended Award, and as a result of the Acceleration, 72,545 Class A ordinary shares vested on July 30, 2020. The remainder of the Amended Award is still subject to the performance-based vesting criteria described above.

    In addition to the grant of Class A ordinary restricted shares to Mr. Burton as discussed above, in 2020, our Compensation Committee approved and, on March 16, 2020, we granted awards of 36,458 Class A ordinary restricted shares to Mr. Greenspan, 42,411 Class A ordinary restricted shares to Ms. Accurso, and 18,601 Class A ordinary restricted shares to Mr. Curnock under our stock incentive plan.  Additionally, Mr. Courtis was granted 29,762 Class A ordinary restricted shares which were subsequently forfeited upon his resignation, effective September 9, 2020. Mr. O’Brien was granted an award of 41,295 restricted share units to be settled in Class A ordinary shares. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2019 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital, as well as our desire to retain these executives and align their interests with those of our shareholders.
    For more details on these awards, see “Potential Payments upon Termination or Change in Control - Stock Incentive Plan and Awards Granted Thereunder.”
    In 2021, under our stock incentive plan, our Compensation Committee approved and, on March 15, 2021, we will grant Class A ordinary restricted shares or restricted share units, as applicable, with values of $1,200,000 to Mr. Burton, $350,000 to Mr. Greenspan, $280,000 to Mr. O’Brien, $200,000 to Ms. Accurso, and $250,000 to Mr. Curnock. The stock awards for Messrs. Burton, Greenspan, O’Brien and Curnock and Ms. Accurso reflect our Compensation Committee’s assessment of each individual’s overall performance in 2020, certain NEOs’ increased responsibilities, and our desire to retain these executives and align their interests with those of our shareholders. Mr. Burton’s shares granted for 2021 will not be subject to the performance-vesting condition under his employment agreement and, instead, will be subject to the same three year cliff vesting schedule as the other NEOs.

Retirement Benefits

    As with every employer in the Cayman Islands, we are required by the National Pensions Law to provide a pension plan for our employees in the Cayman Islands. We belong to the Coralisle Pension Services Ltd. Pension Plan, which is administered by British Caymanian Insurance Agencies Ltd. Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a minimum of 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum salary amount of $106,098. The Company currently pays both the employee and employer portions of the plan. The pension plan is a defined contribution plan and, as such, the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by, or on behalf of, the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits: (i) receive a cash payout if the employee’s retirement savings are less than $6,098; (ii) transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or (iii) transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank and receive regular income payments until the account is depleted.

    GRIL has established a defined contribution Retirement Solutions plan with Irish Life. All employees of GRIL are eligible to participate in the plan, which has been approved by the Irish Revenue Commissioners. GRIL generally makes a contribution to the plan for all GRIL employees, with the contribution dependent upon the contractual commitment in each employee’s employment contract. Currently, contributions vary from 7.5% of base salary to 20% of base salary. Employees may also make personal contributions to the plan in accordance with Revenue Commissioner limits which are linked to the age of the employee. The pension plan is established under an irrevocable trust, with Mount Street Group acting as trustee. On May 27, 2020, the GRIL Board approved the replacement of Mr. O’Brien’s pension contribution by a pension allowance, which pension allowance will not result in additional consideration to be paid by GRIL.

Welfare Benefits/Perquisites

We offer certain limited welfare benefits and perquisites to our executives, including tax preparation and medical insurance.  We intend to continue to maintain our current welfare benefits and perquisites for our executive officers. However, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Tax and Accounting Implications

The Compensation Committee considers the income tax consequences of individual compensation elements when analyzing the overall compensation paid to our NEOs.  Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with U.S. Internal Revenue Code Section 162(m).  However, with respect to our U.S. taxpayer employees, including certain of our NEOs, we design our compensation arrangements taking into account U.S. Internal Revenue Code Sections 409A and 457A.

We are accounting for stock-based payments in accordance with and to the extent required by FASB ASC Topic 718.

Ordinary Share Ownership Guidelines

We believe that broad-based share ownership by our employees, including our NEOs, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders.  While the share ownership of each of our NEO’s is substantial, we do not have a formal requirement for share ownership by any group of employees including our NEOs. See “Principal Shareholders” below for each NEO’s shareholding.

Change in Control and Severance

Upon termination of employment or a change in control, in addition to certain bonuses referenced above, our NEOs may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

    Under our stock incentive plan, our Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under “Potential Payments Upon Termination or Change in Control - The Stock Incentive Plan and Awards Granted Thereunder.” This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted.  In addition, Mr. Burton’s option agreement and each NEO’s restricted share or restricted share unit award agreements, as applicable (other than Mr. Burton’s restricted share agreements), provide for accelerated (or, in the case of Ms. Accurso, continued) vesting upon termination of employment under certain circumstances, and/or also upon a change in control.  Mr. Burton’s restricted share award agreements provide for the award to remain outstanding and eligible to vest upon termination of employment under certain circumstances. Ms. Accurso’s employment agreement provides for equity-based awards to remain outstanding and subject to the vesting conditions upon termination of employment under certain circumstances. For more details on these termination provisions, see “Potential Payments upon Termination or Change in Control.”

    Upon termination of employment without cause or for good reason (or, with respect to Mr. O’Brien, in the event prior notice (or pay in lieu of notice) is required by GRIL and other than in the case of death), our NEOs are eligible for severance payments. For more details on these payments, see “Potential Payments upon Termination or Change in Control - Employment Agreements.”

The amount of our severance obligations to our NEOs is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent.  Severance payments are generally made in substantially equal monthly installments and are generally contingent upon the NEO’s continued compliance with the restrictive covenants in his or her employment agreement.

In connection with Mr. Courtis’ resignation, effective September 9, 2020, Mr. Courtis entered into a Deed of Settlement and Release with the Company and Greenlight Re, dated September 9, 2020, as further described below under “Potential Payments Upon Termination or Change in Control - Courtis Settlement and Release Agreement.”

Actions Taken in 2021

    In February 2021, our Compensation Committee reviewed the annual base salaries of the current NEOs and increased Mr. Burton’s base salary from $650,000 to $725,000, increased Mr. Curnock’s base salary from $330,000 to $420,000 and increased Mr. O’Brien’s base salary from €320,000 to €375,000, in each case, with effect from January 1, 2021.

In addition, in February 2021, our Compensation Committee reviewed the target bonus percentages of the current NEOs and increased Mr. Curnock’s target bonus amount (expressed as a percentage of annual base salary) from 45% to 50%, with effect from January 1, 2021.

Compensation Committee Report

    In February 2021, our Compensation Committee reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management.  Based on the review and discussions referred to in the preceding sentence, our Compensation Committee recommended to our Board of Directors that this compensation discussion and analysis disclosure be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Ian Isaacs (Chairman)
Bryan Murphy
Joseph Platt

The foregoing Compensation Committee Report (this “Report”) shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

Compensation Risk Assessment

Our Compensation Committee, together with management, conducted a risk assessment of our compensation programs.  Our Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and thus discourage excessive risk-taking.  Our Compensation Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on our company.  The Company’s current compensation structure contains various features that mitigate risks. For example:

•We have an entrepreneurial culture which encourages employees to think like owners;

•We offer a balance of compensation elements with the majority of compensation related to long-term performance;

•We set reasonable bonus targets for executives and employees and require that certain performance metrics are achieved before bonuses will be paid;

•The design of our quantitative bonus program provides for the calculation and payment of bonuses once business develops instead of based on the initial accounting of underwriting;

•Our Compensation Committee has the discretion to make adjustments to the quantitative bonus pool due to significant deficiencies;

•The structure of our quantitative bonus program rewards employees and NEOs based on the economic underwriting performance of the Company as compared to top line premium targets which could encourage excessive risk taking among employees to achieve such targets;

•The structure of our quantitative bonus program provide that underwriting losses experienced in a year are carried forward and applied against future years’ underwriting profits before quantitative bonuses are awarded; and

•All of the equity awards granted to employees under the Company’s stock incentive plan are generally subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable.

We will continue to evaluate our compensation programs with respect to risk going forward and will consider changes necessary to prevent incentives to take excessive risk.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation earned by the NEOs for services rendered in all capacities to the Company and its subsidiaries in 2020, 2019 and 2018, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Simon Burton, Chief Executive Officer and Chief Underwriting Officer	2020	650,000	499,200	487,500	—	280,800	10,610	1,928,110
	2019	650,000	600,000	—	—	—	10,610	1,260,610
	2018	650,000	600,000	—	—	—	10,610	1,260,610
Neil Greenspan, Chief Financial Officer	2020	396,023	164,358	245,000	—	35,642	10,610	851,633
Tim Courtis, Former Chief Financial Officer	2020	292,695	—	200,000	—	—	529,497	1,022,192
	2019	422,000	80,000	475,000	—	27,920	10,610	1,015,530
	2018	422,000	125,000	350,000	—	9,795	10,610	917,405
Patrick O’Brien, Chief Executive Officer, GRIL(6)	2020	365,408	185,939	295,000	—	58,061	73,082	977,490
	2019	358,208	100,746	285,000	—	—	71,642	815,596
	2018	353,160	211,896	194,400	—	—	70,632	830,088
Laura Accurso, General Counsel, Corporate Secretary and Chief Compliance Officer	2020	472,500	137,475	285,000	—	42,525	10,610	948,110
	2019	390,000	200,000	250,000	—	25,935	10,610	876,545
	2018	355,000	180,000	128,850	—	9,098	10,610	683,558
Thomas Curnock, Chief Risk Officer	2020	330,000	184,905	125,000	—	40,095	10,610	690,610

(1)The base salary payable to Mr. Courtis during 2020 was pro-rated from January 1, 2020 until his termination date (September 9, 2020). As noted above, Mr. Greenspan’s base salary was increased from $350,000 to $500,000, effective as of September 10, 2020, and Ms. Accurso’s base salary was increased from $390,000 to $500,000, effective as of April 1, 2020.
(2)The amounts shown in this column for 2020 represent the discretionary portion of the NEO’s (other than Mr. Courtis) 2020 bonus that is intended to be paid on or before March 15, 2021.
(3)All stock awards were granted under our stock incentive plan. The value reported above in the “Stock Awards” column is the aggregate grant date fair value for each NEO’s award determined in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”.  Assumptions used in the calculation of these amounts are included in Note 11 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The grant date fair value for Mr. Burton’s restricted share award in 2018 was computed in accordance with FASB ASC Topic 718 based upon the probable outcome that the performance conditions were not expected to be met as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date value of the award would have been $487,500. The grant date fair value for Mr. Burton’s restricted share award in March 2019 was computed in accordance with FASB ASC Topic 718 based upon the probable outcome that the performance conditions were not expected to be met as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date value of the award would have been $975,000. The grant date fair value for Mr. Burton’s restricted share award in September 2019 was computed in accordance with FASB ASC Topic 718 based upon the probable outcome that the performance conditions were not expected to be met as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date value of the award would have been $2,500,000. This award was forfeited pursuant to its terms on December 16, 2020 without any payment in respect thereof.

The grant date fair value for Mr. Burton’s restricted share award in 2020 was computed in accordance with FASB ASC Topic 718 based upon the probable outcome that the performance conditions were not expected to be met as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date value of the award would have been $975,000. On July 30, 2020, we accelerated the vesting (the "Acceleration") of part of this award. As a result of the Acceleration, 72,545 Class A ordinary shares vested on July 30, 2020. The remainder of the award is still subject to performance-based vesting criteria. The value reported above includes the incremental fair value of the award, computed as of July 30, 2020, in accordance with FASB ASC Topic 718. The values reported for Messrs. Burton, Greenspan, Courtis, O’Brien, and Curnock and Ms. Accurso represent restricted share or restricted share unit awards, as applicable, that relate to the prior years’ bonus amounts. In connection with the termination of his employment, Mr. Courtis forfeited the restricted shares granted to him in 2018, 2019 and 2020.
(4)For the 2020 year, the value reported above in the “Non-Equity Incentive Plan Compensation” column is the amount payable to the applicable NEOs in March 2021 and relates to the bonus in respect of the 2020 underwriting year. As discussed in the “Compensation Discussion and Analysis” section of this proxy, in February 2021, our Compensation Committee determined that bonuses in respect of this underwriting year should be paid out at 45% of the target amount (for any individual whose base salary was increased during 2020 (other than effective as of January 1, 2020), such target bonus is based on a weighted-average basis of the old base salary and the increased base salary) and that such amount would be paid in March 2021, subject to the participant agreeing to forego any future bonus payments connection with the 2020 underwriting year. Such 45%-of-target payout represents our estimate of the amount of the quantitative portion of the bonus that would have been paid out had the underwriting year remained open indefinitely.
(5)The amounts shown in this column for 2020 include amounts contributed to the defined contribution plans in which our employees participate on behalf of each of Messrs. Burton, Greenspan, Courtis, and Curnock and Ms. Accurso and the pension allowance paid to Mr. O’Brien. Additionally, the amount for Mr. Courtis includes a $500,000 cash severance payment and a payment of $21,540 in respect of accrued but unused vacation pursuant to the settlement and release agreement with Mr. Courtis.
(6)Because he is based in Ireland, Mr. O’Brien’s cash compensation is generally paid to him in Euros rather than United States dollars. Amounts reported as “Salary,” and “All Other Compensation” are based on an average conversion rate for 2020, which was $1.1419 United States dollars for each Euro. As noted above, amounts reported as “Bonus” and “Non-Equity Incentive Plan Compensation” were denominated in United States dollars, but will be paid to Mr. O’Brien in Euros rather than United States dollars because he is based in Ireland.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2020

    Our Compensation Committee, or our Board of Directors acting as our Compensation Committee, granted restricted share awards and restricted share unit awards under our stock incentive plan and established target quantitative bonuses for our NEOs in 2020.  Set forth in the following table is information regarding restricted share awards and restricted share unit awards granted in 2020 as well as 2020 quantitative bonus amounts.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Threshold (#)	Target/Maximum (#)
Simon Burton (2)	3/16/2020	2/11/2020	—	1	145,089	—	—	—	487,500
Simon Burton (1)			280,800	—	—	—	—	—	—
Neil Greenspan	3/16/2020	2/11/2020	—	—	—	36,458	—	—	245,000
Neil Greenspan (1)			35,642	—	—	—	—	—	—
Tim Courtis	3/16/2020	2/11/2020	—	—	—	29,762	—	—	200,000
Patrick O’Brien	3/16/2020	2/11/2020	—	—	—	41,295	—	—	295,000
Patrick O’Brien (1)			58,061	—	—	—	—	—	—
Laura Accurso	3/16/2020	2/11/2020	—	—	—	42,411	—	—	285,000
Laura Accurso (1)			42,525	—	—	—	—	—	—
Thomas Curnock	3/16/2020	2/11/2020	—	—	—	18,601	—	—	125,000
Thomas Curnock (1)			40,095	—	—	—	—	—	—
___________

(1)The amounts reflect the NEO’s quantitative bonus amounts with respect to the 2020 underwriting year.As discussed in the “Compensation Discussion and Analysis” section of this proxy, in February 2021, our Compensation Committee determined that bonuses in respect of this underwriting year should be paid out at 45% of the target amount (for any individual whose base salary was increased during 2020 (other than effective as of January 1, 2020), such target bonus is based on a weighted-average basis of the old base salary and the increased base salary) and that such amount would be paid in March 2021, subject to the participant agreeing to forego any future bonus payments connection with the 2020 underwriting year. Such 45%-of-target payout represents our estimate of the amount of the quantitative portion of the bonus that would have been paid out had the underwriting year remained open indefinitely.
(2)The amount represents a grant of restricted shares made pursuant to our stock incentive plan to Mr. Burton. Such restricted share award is subject to performance vesting conditions (i.e., the Combined Ratio) measured over the six year period from January 1, 2019 until December 31, 2024 and, subject to the terms and conditions of the award agreement, the earned shares, if any, will vest on March 16, 2025. The number of restricted shares earned, if any, is based on the cumulative all-in Combined Ratio for the Performance Period, as modified by the Adjusted Measurement, to the extent applicable, and is determined as follows: if the Combined Ratio is 97% or less, then Mr. Burton will earn all 145,089 restricted shares; if the Combined Ratio is above 97% and less than 102%, then the number of shares to be earned will be determined based on linear interpolation between the points; and if the Combined Ratio is 102% and higher then none of the restricted shares will be earned. On July 30, 2020, we accelerated the vesting (the "Acceleration") of part of this award. As a result of the Acceleration, 72,545 Class A ordinary shares vested on July 30, 2020. The remainder of the award is still subject to performance-based vesting criteria.
(3)The amount represents a grant of restricted shares or restricted share units, as applicable, made pursuant to our stock incentive plan to each of Messrs. Greenspan, Courtis, O’Brien and Curnock and Ms. Accurso.  Each such restricted share/restricted share unit award is subject to three-year cliff vesting. In connection with the termination of his employment, Mr. Courtis forfeited the restricted shares granted to him in 2020.
(4)The amounts reflect the aggregate grant date fair value for each NEO’s restricted share or restricted share unit awards granted in 2020, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. The grant date fair value for Mr. Burton’s restricted share award was computed in accordance with FASB ASC Topic 718 based upon the probable outcome that the performance conditions were not expected to be met as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date value of the award would have been $975,000. As a result of the Acceleration, 72,545 Class A ordinary shares vested on July 30, 2020. The remainder of the award is still subject to performance-based vesting criteria. The value reported above for Mr. Burton includes the incremental fair value of the award, computed as of July 30, 2020, in accordance with FASB ASC Topic 718.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our NEOs.  The severance provisions of these agreements are summarized in the section entitled “Potential Payments Upon Termination or Change in Control” below.

    Simon Burton. In connection with his appointment as Chief Executive Officer, we entered into an employment agreement, effective July 1, 2017, with Mr. Burton.  Pursuant to Mr. Burton’s employment agreement, Mr. Burton is employed by us as Chief Executive Officer for a fixed three year term, with an automatic three year renewal (which occurred in July 2020), unless the Company or Mr. Burton gave written notice of non-renewal at least 180 days in advance of the expiry of the fixed term. Mr. Burton also currently serves as our Chief Underwriting Officer. Mr. Burton will be entitled to receive an annual base salary of not less than $650,000, subject to increase as determined by the Board (which, as discussed above, was increased to $725,000, effective as of January 1, 2021), and is eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 120% of base salary. Mr. Burton is also eligible to participate in our employee benefit plans and insurance programs and will also be reimbursed for certain tax preparation expenses.

    As soon as practicable following his employment commencement date, Mr. Burton was entitled to a grant of a stock option to acquire 480,000 Class A ordinary shares with a per share exercise price equal to the fair market value per share on the date of grant. Such options will be exercisable over a ten year period following the date of grant and will vest as to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017 contingent on Mr. Burton’s continued employment with us. Mr. Burton is also eligible to receive a discretionary award under our long-term incentive plan following the end of each calendar year of employment with a target of $975,000 of restricted Class A ordinary shares (or, in respect of the period July 1, 2017-December 31, 2017 only, $487,500), subject to performance vesting conditions generally measured for the six year period beginning with the year immediately preceding the grant date.

    Following Mr. Burton’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Burton is subject to a six-month post-termination non-competition restriction, a twelve-month post-termination non-solicitation restriction with respect to employees and a twelve-month post-termination non-solicitation restriction with respect to customers and clients.

Neil Greenspan. In connection with his appointment as Chief Accounting Officer, we entered into an employment agreement with Mr. Greenspan, dated as of December 3, 2018 (as amended as of September 2, 2019). Mr. Greenspan currently serves as our Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Greenspan is entitled to receive an annual base salary of $500,000 (effective as of September 10, 2020), subject to increase as determined by the Chief Executive Officer, and is eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 50% of base salary. Mr. Greenspan is also eligible to participate in our employee benefit plans and insurance programs.

    Following Mr. Greenspan’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Greenspan is subject to a six-month post-termination non-competition restriction and a one year post-termination non-solicitation restriction with respect to employees, customers and clients.

Tim Courtis.  We entered into an employment agreement, effective May 1, 2006 (as amended on December 30, 2008 and February 18, 2009 and by written notification on February 28, 2014 and effective as of January 1, 2014), with Tim Courtis under which he served as our Chief Financial Officer.  The employment agreement did not have a fixed term.  Mr. Courtis was entitled to receive an annual base salary of not less than $422,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary.  Pursuant to the terms of his settlement and release agreement, Mr. Courtis was not entitled to a quantitative or discretionary bonus in respect of 2020. Mr. Courtis was also entitled to participate in our employee benefit plans and insurance programs.

Mr. Courtis is also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

Patrick O’Brien. GRIL entered into an employment agreement with Mr. O’Brien, dated as of February 16, 2018 (as amended as of September 2, 2019) under which he serves as Chief Executive Officer of GRIL. The employment agreement does not have a fixed term.  Mr. O’Brien receives an annual base salary of €320,000, subject to increase as determined by our Chief Executive Officer in accordance with the terms of the agreement (which, as discussed above, was increased to €375,000, effective as of January 1, 2021), and is eligible to be considered for an annual discretionary bonus based on pre-established performance metrics with a target equal to 60% of base salary. In addition, Mr. O’Brien is eligible to receive equity awards subject to the terms of our long term incentive plan. Mr. O’Brien is also entitled to participate in our employee benefit plans and insurance programs.  In lieu of an annual contribution into the defined contribution occupational pension scheme equal to 20% of his base salary, Mr. O’Brien is entitled to receive an amount in cash equal to the amount such annual contribution would have been.

Mr. O’Brien is also subject to a six month post-termination non-competition restriction and a six month post-termination non-solicitation restriction, in addition to perpetual confidentiality and non-disparagement requirements.

    Thomas Curnock. We entered into an employment agreement with Mr. Curnock, dated March 23, 2009 (as amended October 31, 2018 and as further amended September 10, 2019), pursuant to which Mr. Curnock serves as our Chief Risk Officer. The employment agreement does not have a fixed term. Mr. Curnock is entitled to receive an annual base salary of $330,000 (which, as discussed above, was increased to $420,000, effective as of January 1, 2021) and is eligible to be considered for an annual discretionary bonus with a target equal to 45% of base salary (which, as discussed above, was increased to 50% of base salary). In addition, Mr. Curnock is eligible to receive equity awards in accordance with the terms of our long term incentive plan. Mr. Curnock is also eligible to participate in our employee benefit plans and insurance programs.

Following Mr. Curnock’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Curnock is subject to a six-month post-termination non-competition restriction and a one year post-termination non-solicitation restriction with respect to employees, customers and clients.

Laura Accurso. We entered into an employment agreement with Ms. Accurso, dated as of October 1, 2017 (as amended as of February 18, 2019, September 2, 2019 and May 1, 2020), pursuant to which Ms. Accurso serves as our General Counsel, Corporate Secretary and Chief Compliance Officer. The employment agreement does not have a fixed term. Ms. Accurso is entitled to receive an annual base salary of $500,000 (effective as of April 1, 2020), subject to increase as determined by the Chief Executive Officer, and is eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 50% of base salary. In addition, Ms. Accurso is eligible to receive equity awards in accordance with the terms of our long term incentive plan. Ms. Accurso is also eligible to participate in our employee benefit plans and insurance programs.

    Following Ms. Accurso’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Ms. Accurso is subject to a six-month post-termination non-competition restriction and a six-month post-termination non-solicitation restriction with respect to employees, customers and clients.

The Stock Incentive Plan

General

On August 12, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007, May 4, 2007, April 28, 2010, April 26, 2017 and October 29, 2020.  The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted shares (collectively referred to as the awards).

On July 30, 2020, our Board of Directors adopted, subject to shareholder approval, which was obtained on October 29, 2020, an amended and restated stock incentive plan, which increased the number of Class A ordinary shares authorized for issuance under the stock incentive plan by 3.0 million Class A ordinary shares to 8.0 million Class A ordinary shares.

Subject to adjustment in accordance with the terms of the stock incentive plan, 8,000,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan.  As of December 31, 2020, 2,014,627 options and 2,510,485 restricted shares or restricted share units, net of forfeitures, have been granted under the stock incentive plan.

Administration

Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

Options are subject to such terms and conditions as our Compensation Committee deems appropriate.  Our Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant.  Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee.

Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change of control will not affect any options granted under the stock incentive plan.

Restricted Shares and Restricted Share Units

Restricted shares and restricted share units are subject to such terms and conditions as our Compensation Committee deems appropriate as set forth in individual award agreements.  Participants may be entitled to vote the restricted shares while held in our custody.  Participants are not entitled to vote the restricted share units while held. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

    Our Compensation Committee may also grant stock bonus awards under the stock incentive plan subject to such terms and conditions as our Compensation Committee deems appropriate.  The stock incentive plan provides that stock bonus awards can be awarded for past service and/or conditioned on continued future services.  In the event that stock bonus awards are subject to continued service conditions, the stock incentive plan provides that a stock bonus award may (but need not) be subject to repurchase by us at par value if the participant does not fully satisfy any continued service conditions established for such stock bonus awards.

Adjustments

Our Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock.  For example, our Compensation Committee may adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

Our Board of Directors may amend the stock incentive plan at any time.  Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants.  Our Compensation Committee may suspend or terminate the stock incentive plan at any time.

Unless sooner terminated, the stock incentive plan will terminate on April 27, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Simon Burton	240,000	240,000	(3)	—	21.20	7/6/2027	—		—	—		—
Simon Burton	—	—		—	—	—	—		—	193,149	(4) (5) (6)	1,411,919
Neil Greenspan	—	—		—	—	—	36,458	(7)	266,508	—		—
Tim Courtis	—	—		—	—	—	—	(8)	—	—		—
Patrick O’Brien	—	—		—	—	—	81,599	(9)	596,489	—		—
Laura Accurso	—	—		—	—	—	73,578	(10)	537,855	—		—
Thomas Curnock	—	—		—	—	—	40,301	(11)	294,600	—		—

(1)Reflects grants of restricted shares and restricted share units made pursuant to our stock incentive plan.  All restricted shares and restricted share units are subject to three-year cliff vesting, other than Mr. Burton’s restricted shares as noted below.
(2)Assumes a stock price of $7.31 the closing price of the Class A ordinary shares on December 31, 2020, the last business day of the year.
(3)Mr. Burton was granted an option to purchase 480,000 Class A ordinary shares on July 6, 2017 in accordance with the terms of his employment agreement. The option became exercisable with respect to 80,000 shares on each of June 30, 2018, June 30, 2019 and June 30, 2020. The remaining portion of the option will become exercisable with respect to 80,000 shares on each June 30 in 2021 through to June 30, 2023, generally subject to his continued employment on each applicable vesting date.
(4)Mr. Burton was granted 30,660 Class A ordinary restricted shares on March 15, 2018 subject (i) to performance vesting conditions (i.e., the Combined Ratio) measured over the five and one-half year period from July 1, 2017 until December 31, 2022 and (ii) generally to continued employment through and including the applicable vesting date (i.e., the fifth anniversary of the date of grant). The Combined Ratio will be determined after the end of the performance prior but prior to March 15, 2023. Accordingly, the actual number of shares earned will be determined following the end of the performance period. The numbers reflected with respect to this award assume achievement of the performance goals at the full target level.
(5)Mr. Burton was granted 89,945 Class A ordinary restricted shares on March 15, 2019 subject (i) to performance vesting conditions (i.e., the Combined Ratio) measured over the six year period from January 1, 2018 until December 31, 2023 and (ii) generally to continued employment through and including the applicable vesting date (i.e., the fifth anniversary of the date of grant). The Combined Ratio will be determined after the end of the performance prior but prior to March 15, 2024. Accordingly, the actual number of shares earned will be determined following the end of the performance period. The numbers reflected with respect to this award assume achievement of the performance goals at the full target level.
(6)Mr. Burton was granted 145,089 Class A ordinary restricted shares on March 16, 2020 subject (i) to performance vesting conditions (i.e., the Combined Ratio) measured over the six year period from January 1, 2019 until December 31, 2024 and (ii) generally to continued employment through and including the applicable vesting date (i.e., the fifth anniversary of the date of grant). The Combined Ratio will be determined after the end of the performance prior but prior to March 16, 2025. Accordingly, the actual number of shares earned will be determined following the end of the performance period. The numbers reflected with respect to this award assume achievement of the performance goals at the full target level and also reflect the impact of the Acceleration on July 30, 2020, when 72,545 Class A ordinary shares vested. The remainder of the award is still subject to performance-based vesting criteria.
(7)Mr. Greenspan was awarded 36,458 restricted shares on March 16, 2020.  These restricted shares will vest on the third anniversary of the grant date, generally subject to his continued employment on the applicable vesting date.
(8)Mr. Courtis was awarded 22,013 restricted shares on March 15, 2018, 43,819 restricted shares on March 15, 2019 and 29,762 restricted shares on March 16, 2020. All of these restricted shares were forfeited in connection with the termination of Mr. Courtis’ employment.
(9)Mr. O’Brien was awarded 14,012 restricted share units on March 15, 2018, 26,292 restricted share units on March 15, 2019 and 41,295 restricted share units on March 16, 2020.  These restricted share units will vest on the third anniversary of each grant date, respectively, generally subject to his continued employment on each applicable vesting date.
(10)Ms. Accurso was awarded 8,104 restricted shares on March 15, 2018, 23,063 restricted shares on March 15, 2019 and 42,411 restricted shares on March 16, 2020.  These restricted shares will vest on the third anniversary of each grant date, respectively, generally subject to her continued employment on each applicable vesting date.
(11)Mr. Curnock was awarded 7,862 restricted shares on March 15, 2018, 13,838 restricted shares on March 15, 2019 and 18,601 restricted shares on March 16, 2020.  These restricted shares will vest on the third anniversary of each grant date, respectively, generally subject to his continued employment on each applicable vesting date.

Option Exercises and Stock Vested in Fiscal 2020

The following table provides information regarding the stock awards that vested in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Simon Burton (1)	—	—	72,545	486,052
Neil Greenspan	—	—	—	—
Tim Courtis (2)	—	—	21,940	147,437
Patrick O’Brien (2)	—	—	4,976	33,439
Laura Accurso (2)	—	—	3,695	24,830
Thomas Curnock (2)	—	—	8,661	58,202
__________
(1)Stock Awards Value Realized on Vesting is based upon the closing share price ($6.70) on the date upon which the shares fully vested (July 30, 2020).
(2)Stock Awards Value Realized on Vesting is based upon the closing share price ($6.72) on the business day immediately prior to the date upon which the shares or restricted stock units, as applicable, fully vested (March 15, 2020).

Pension Benefits

None of our NEOs participates in a qualified or non-qualified defined benefit pension plan sponsored by us.

Non-qualified Deferred Compensation in Fiscal Year 2020

    None of our NEOs participates in a non-qualified defined contribution or other non-qualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Burton, Greenspan, Curnock and Accurso Employment Agreements

    In the event that we terminate any of Mr. Burton’s, Mr. Greenspan’s, Mr. Curnock’s or Ms. Accurso’s employment without cause (as defined below) or any of those NEOs terminates his or her employment for good reason (as defined below), we will pay him or her accrued but unpaid base salary, any bonus earned under the terms of the compensation plan for years prior to the year in which the termination occurs, payable in accordance with the terms of such plan, and any accrued but unused vacation pay (collectively, the “Accrued Obligations”) and a pro-rated portion of the target bonus that would have been paid for the year in which his or her employment terminated assuming applicable targets had been achieved (the “Pro-Rated Bonus”), as soon as practicable following termination. In addition, we will pay Messrs. Burton, Greenspan and Curnock and Ms. Accurso severance, in general, in twelve substantially equal monthly installments equal to the sum of his or her annual base salary and target bonus assuming targets had been achieved, provided that each such NEO does not breach the restrictive covenants in his or her employment agreement (described above).  Ms. Accurso and her spouse and dependents are entitled to receive health benefits for a period of six months following the termination date in connection with any termination of employment. Any termination of Mr. Burton’s employment by us without cause requires at least 180 days’ prior notice. Any termination of Messrs. Greenspan’s or Curnock’s or Ms. Accurso’s employment by us without cause requires at least 90 days’ prior notice.

    If any of Messrs. Burton’s or Greenspan’s or Ms. Accurso’s employment terminates as a result of his or her death, his or her beneficiary, legal representatives or estate will become entitled to the Accrued Obligations and Pro-Rated Bonus, as soon as practicable following termination, and, as noted above for Ms. Accurso, for her spouse and dependents, health benefits for a period of six months following the termination date. We may terminate any of Mr. Burton’s, Mr. Greenspan’s or Ms. Accurso’s employment if he or she becomes disabled.  If any of Mr. Burton’s, Mr. Greenspan’s or Ms. Accurso’s employment terminates because of disability, he or she will become entitled to the Accrued Obligations and Pro-Rated Bonus, as soon as practicable following termination and, as noted above for Ms. Accurso and her spouse and dependents, health benefits for a period of six months following the termination date.

We may require that Mr. Burton, Mr. Greenspan, Mr. Curnock or Ms. Accurso execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment (other than the Accrued Obligations).

For purposes of Messrs. Burton’s and Greenspan’s and Ms. Accurso’s employment agreements, “cause” generally means any of the following:

•misconduct on the part of the NEO so serious that we cannot reasonably be expected to take any action other than termination;

•further misconduct on the part of the NEO within 12 months of the issue of a formal written warning in respect of misconduct so serious that we cannot reasonably be expected to tolerate any repetition thereof; and

•a failure by the NEO to commence performance of his or her duties in a satisfactory manner within one month of the issue of a formal written warning in respect thereof.

    For these purposes misconduct includes (but is not limited to):

•habitual drug or alcohol use which impairs the ability of the NEO to perform his or her duties (other than where such drug is prescribed by and administered in accordance with the instructions of a qualified physician);

•commission of a criminal offense in the course of employment (other than a minor traffic offense);

•willful violation of the restrictive covenants set forth in the employment agreement;

•willful failure or refusal to perform duties after a written demand for performance is delivered to the NEO by our Board of Directors that specifically identifies the manner in which our Board of Directors believes that the NEO has failed or refused to perform his or her duties; and

•breach of any material provision of the employment agreement or any policies of the employer entities or any of their affiliates related to conduct which is not cured, if curable, within ten days after written notice.

For purposes of Mr. Curnock’s employment agreement, “cause” means any termination within the scope of sections 52 or 53 of the Labor Law (2011 Revision).

For purposes of these employment agreements, “good reason” generally means, without the NEO’s written consent, any of the following events which is not cured, if curable, within 30 days after the NEO has given notice thereof (which notice must be provided within 30 days after the NEO has knowledge of the occurrence of the event):

•any material and adverse change to the NEO’s title or duties which is inconsistent with his or her duties set forth in the employment agreement;

•a reduction of the NEO’s base salary (or, in the case of Mr. Greenspan, a material reduction); or

•a failure by us to comply with any other material provisions of the employment agreement.

For purposes of Messrs. Burton’s and Greenspan’s and Ms. Accurso’s employment agreements, “disability” generally means if, as a result of incapacity due to physical or mental illness, the NEO is substantially unable to perform his or her duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

O’Brien Employment Agreement

    Pursuant to the terms of his employment agreement, except in the case where prior notice (or pay in lieu of notice) is not required (as described below, which includes ill heath or other incapacity), Mr. O’Brien’s employment will continue until terminated by not less than six months’ notice in writing given by either party to the other (or such longer period as may be required by law). In the event that we terminate Mr. O’Brien’s employment in circumstances where notice (or pay in lieu of notice) is required and other than in the case of Mr. O’Brien’s death, we will pay him accrued but unpaid base salary, any bonus earned under the terms of the compensation plan for years prior to the year in which the termination occurs, payable in accordance with the terms of such plan, and any accrued but unused vacation pay and, subject to executing a release of claims against us and GRIL, a Pro-Rated Bonus, as soon as practicable following termination. In addition, subject to executing a release of claims against us and GRIL, GRIL will pay Mr. O’Brien severance in twelve substantially equal monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that he does not willfully breach any of the restrictive covenants in his employment agreement (described above).  If Mr. O’Brien’s employment terminates as a result of his death, his beneficiary, legal representatives or estate will become entitled to accrued but unpaid base salary, any bonus earned under the terms of the compensation plan for years prior to the year in which the termination occurs, payable in accordance with the terms of such plan, any accrued but unused vacation pay and the Pro-Rata Bonus.

    For purposes of Mr. O’Brien’s employment agreement, we are permitted to terminate his employment without notice (or pay in lieu of notice) if he at any time:

•is guilty of dishonesty or other gross misconduct or gross incompetence or willful neglect of duty or commits any other serious breach of his employment agreement;

•acts in any manner (whether in the course of his duties or otherwise) which is likely to bring him, GRIL or us into disrepute or prejudice our or GRIL’s interests;

•becomes bankrupt, the subject of a debt resolution notice, applies for or have made against him a receiving order, or has any order made against him resulting in a voluntary arrangement or personal insolvency;

•is or becomes of unsound mind;

•for an aggregate period of 120 days or more in any period of 12 consecutive months is incapable of performing his duties under his employment agreement by reason of ill health or other incapacity (whether accidental or otherwise);

•is guilty of continuing unsatisfactory conduct or poor performance of his duties after warning from us relating to the same;

•is arrested for, charged with or convicted of any offense other than an offense which in the reasonable opinion of the Board of Directors of GRIL does not affect his position with GRIL;

•resigns as a director of the Company or GRIL without our or GRIL’s consent;

•is subject to a restriction or is disqualified or prohibited by law from being a director of GRIL;

•breaches any material provision in his employment agreement or any of our policies or the policies of GRIL;

•uses drugs or alcohol which impairs his ability to perform his duties under the employment agreement; or

•the Central Bank of Ireland issues a notice to him either suspending him or prohibiting him from acting in his position with the Company.

Courtis Settlement and Release Agreement

As described above, in connection with his resignation, Mr. Courtis entered into a Deed of Settlement and Release with the Company and Greenlight Re, dated as of September 9, 2020 (the “Courtis Release Agreement”) pursuant to which Mr. Courtis agreed to waive any and all Claims (as defined in the Courtis Release Agreement) he may have against the Company and Greenlight Re and remains subject to certain restrictive covenants under his employment agreement with the Company and Greenlight Re, including confidentiality, non-compete, non-disparagement and non-solicit provisions. Mr. Courtis received a severance payment in an amount equal to $500,000, minus applicable taxes and withholdings, which was payable within thirty (30) days upon entering into the Courtis Release Agreement, plus any accrued but unpaid base salary and unused vacation.

Retention Bonuses

Pursuant to the terms of the Retention Bonus Agreements, if the Company and/or Greenlight Re or GRIL, as applicable, terminates the executive’s employment, in the case of Messrs. Burton, Courtis, Greenspan, and Curnock and Ms. Accurso, without cause (other than due to death or disability) or, in the case of Mr. O’Brien, for a reason that requires GRIL to terminate employment with notice or payment in lieu of notice as provided for in his employment agreement (and other than due to death), prior to the Retention Date, and all other conditions are otherwise satisfied, the executive will be entitled to receive the Retention Bonus in a lump sum cash payment on the Payment Date.

    Notwithstanding anything in the Retention Bonus Agreement to the contrary, (i) except as otherwise described above regarding a termination without cause (other than due to death or disability) or for a reason that requires notice or pay in lieu of notice (and other than due to death), as applicable, if (x) the executive’s employment terminates for any reason at any time or (y) the executive has given notice of termination for any reason or received notice of termination, in the case of Messrs. Burton, Courtis, Greenspan, and Curnock and Ms. Accurso, by the Company and/or Greenlight Re for cause or due to disability or, in the case of Mr. O’Brien, for a reason that permits GRIL to terminate employment without notice or payment in lieu of notice as provided in the employment agreement, in any such case, the executive’s Retention Bonus Agreement will automatically terminate without any further action and will be null and void and have no further force and effect and the executive will have no rights thereunder, and (ii) if the executive breaches any confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which the executive may be bound, the executive’s Retention Bonus Agreement will automatically terminate without any further action and will be null and void and have no further force and effect and the executive will have no rights thereunder.

As noted above, in connection with the termination of his employment, Mr. Courtis’ Retention Bonus Agreement terminated and he has no further rights thereunder.

Stock Incentive Plan and Awards Granted Thereunder

Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause (as defined below), death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date).  Unless an option award provides otherwise, upon termination for cause, all vested and unvested options will terminate.  Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

    Under the terms of the option grant which Mr. Burton received in 2017, any vested portion of the option award will remain exercisable until the expiration date upon our termination of his employment without cause (as defined in his employment agreement), Mr. Burton’s termination of employment for good reason (as defined in his employment agreement) or upon expiration of the employment period where we have failed to offer Mr. Burton continued employment on substantially similar terms. Upon Mr. Burton’s termination due to his death or disability (as defined in his employment agreement, see description above), any unvested portion of the options will terminate and any vested portion of the option will remain exercisable until the expiration date.  If Mr. Burton’s permanently retires from the reinsurance industry, is willing to continue to serve as a member of our Board of Directors and does not resign from our Board of Directors as a result of a conflict of interest

(collectively referred to as the “retirement conditions”), the vested portion of the option will remain exercisable until expiration. If after retirement, Mr. Burton subsequently fails to satisfy the retirement conditions, such options will revert to remain exercisable for 90 days after such failure. If we terminate Mr. Burton’s employment for cause all vested and unvested portions of the option will terminate.  If Mr. Burton’s employment terminates under any other circumstances, the unvested portion of the options will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date. Upon a change of control (as defined below), any unvested portion of the option will vest immediately.

     Under the terms of the restricted share awards granted to Mr. Burton in March of each of 2018, 2019, and 2020, in the event of a termination of Mr. Burton’s employment by the Company without cause (as defined in his employment agreement) (including the Company’s election to not renew the then-current term of the employment agreement on equivalent terms upon the expiration of such term), by Mr. Burton for good reason (as defined in his employment agreement), due to his death or disability (as defined in his employment agreement) or he satisfies the retirement conditions throughout the performance period, in each case, prior to the vesting date, the restricted shares will remain outstanding and subject to the performance vesting conditions, provided that the number of earned restricted shares, if any, will be subject to the Adjusted Measurement. If Mr. Burton’s employment terminates for any other reason on or prior to the vesting date, the unvested restricted shares will be automatically repurchased by the Company for par value and cancelled.

    Under the terms of the restricted share awards granted to each of our NEOs (other than Mr. Burton), the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control (as defined below).  If the executive’s employment terminates for any other reason (other than in the case of Ms. Accurso as described below), the unvested restricted shares will be automatically repurchased by the Company for par value and cancelled. In addition, in the case of Ms. Accurso, pursuant to the terms of her employment agreement, if her employment is terminated by the Company without cause (as defined in her employment agreement) or by her for good reason (as defined in her employment agreement), her restricted share awards are not cancelled and will remain subject to the vesting conditions.

For purposes of the stock incentive plan, “cause” generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

•material breach of his or her employment agreement or other agreement;

•continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his or her superiors, including, without limitation, our Board of Directors;

•commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•material violation of any material law or regulation or any policy or code of conduct adopted by us or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

For purposes of the stock incentive plan, “disability” generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by our Compensation Committee.

For purposes of our stock incentive plan, “change in control” generally means the occurrence of one of the following events: (i) any person or group becomes the beneficial owner, directly or indirectly, of 51% or more of our common stock (measured by voting power rather than number of shares); or (ii) we consolidate or merge with or into any other person or group or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets and the assets of our direct and indirect subsidiaries to any other person or group, in either one transaction or a series of related transactions that occur within six months, other than a consolidation or merger or disposition of assets.

For purposes of the stock option to acquire 480,000 Class A ordinary shares granted to Mr. Burton, “change of control” generally means the occurrence of any of the following events during the period in which the employment agreement remains in effect: (i) the acquisition by any person, entity or group, other than the Company, any of its subsidiaries or other entities controlled by the Company, or any employee benefit plan maintained by the Company or by any of its subsidiaries or other entities controlled by the Company, of beneficial ownership of 55% or more of the total voting power of the Company; or

(ii) the Company is merged, combined, consolidated or reorganized with or into another corporation or other legal person (an “acquiring person”), or the Company sells or otherwise transfers all or substantially all of its assets to an acquiring person.

Assuming Mr. Burton’s employment terminated under each of the circumstances described below or a change of control occurred on December 31, 2020, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (8) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity $	Retention Bonus $	Total $
Termination without Cause (1)	780,000	1,430,000	N/A	—	500,000	2,710,000
Termination for Good Reason (2)	780,000	1,430,000	N/A	—	N/A	2,210,000
The Company’s election not to renew the then-current term of the employment agreement on equivalent terms upon the expiration of such term (3)	N/A	N/A	N/A	—	N/A	—
Death (4)	780,000	N/A	N/A	—	N/A	780,000
Disability (5)	780,000	N/A	N/A	—	N/A	780,000
Change of Control (6)	N/A	N/A	N/A	—	N/A	—
Satisfaction of Retirement Conditions throughout the Performance Period (7)	N/A	N/A	N/A	—	N/A	—
__________

(1)The Total Cash Severance is calculated as the sum of base salary ($650,000) and target bonus ($780,000). No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions in connection with a termination by the Company without cause, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest. The amount reported as Retention Bonus reflects the bonus under the Retention Bonus Agreement that will become payable on the Payment Date, assuming the other conditions have been satisfied.
(2)The Total Cash Severance is calculated as the sum of base salary ($650,000) and target bonus ($780,000). No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions in connection with a termination by Mr. Burton for good reason prior to the vesting date, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest.
(3)No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions in connection with the Company’s election not to renew the then-current term of the employment agreement on equivalent terms upon the expiration of such term prior to the vesting date, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest.
(4)No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions in connection with a termination due to death prior to the vesting date, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest.
(5)No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions in connection with a termination due to disability prior to the vesting date, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest.
(6)No amounts are reported in respect of the vesting in connection with a Change of Control of the options granted on July 1, 2017 as there was no “spread” value with respect to such options (i.e., the exercise price exceeded the fair market value on December 31, 2020, the last business day of the year).

(7)No amounts are reported in respect of the 30,660, 89,945 and 72,544 (the remaining shares that are subject to vesting following the Acceleration) restricted shares granted on March 15, 2018, March 15, 2019 and March 16, 2020, respectively, which would remain outstanding and eligible to vest subject to the performance vesting provisions as a result of the satisfaction of the retirement conditions throughout the performance period, as the performance period has not concluded and, therefore, it cannot be determined as to whether the shares will vest.
(8)The Pro-Rated Bonus is calculated as 120% of base salary.

Assuming Mr. Greenspan’s employment terminated under each of the circumstances described below or a change in control occurred on December 31, 2020, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Retention Bonus $	Total $
Termination without Cause (1)	250,000	750,000	N/A	N/A	200,000	1,200,000
Termination for Good Reason (2)	250,000	750,000	N/A	N/A	N/A	1,000,000
Death	250,000	N/A	N/A	266,508	N/A	516,508
Disability	250,000	N/A	N/A	266,508	N/A	516,508
Change in Control	N/A	N/A	N/A	266,508	N/A	266,508
__________
(1)The Total Cash Severance is calculated as the sum of base salary ($500,000) and target bonus ($250,000). The amount reported as Retention Bonus reflects the bonus under the Retention Bonus Agreement that will become payable on the Payment Date, assuming the other conditions have been satisfied.
(2)The Total Cash Severance is calculated as the sum of base salary ($500,000) and target bonus ($250,000).
(3)The Pro-Rated Bonus is calculated as 50% of base salary.
(4)The Value of Accelerated Equity is calculated as the fair market value of the 36,458 restricted shares subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2020 and using a share price of $7.31, the closing share price on December 31, 2020, the last business day of the year.

Assuming Mr. O’Brien’s employment terminated under each of the circumstances described below or a change in control occurred on December 31, 2020, such payments and benefits have an estimated value of:

Event (2)	Pro-Rated Bonus (3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Retention Bonus $	Total $
Termination with prior notice (1)	219,245	584,653	N/A	N/A	200,000	1,003,898
Death	219,245	N/A	N/A	596,489	N/A	815,734
Disability	N/A	N/A	N/A	596,489	N/A	596,489
Change in Control	N/A	N/A	N/A	596,489	N/A	596,489
__________

(1)The Total Cash Severance is calculated as the sum of base salary ($365,408) and target bonus ($219,245). The amount reported as Retention Bonus reflects the bonus under the Retention Bonus Agreement that will become payable on the Payment Date, assuming the other conditions have been satisfied.
(2)As Mr. O’Brien is based in Ireland, his cash compensation is generally paid to him in Euros rather than United States dollars. The Total Cash Severance is based on an average conversion rate for 2020, which was $1.1419 United States dollars per Euro.
(3)The Pro-Rated Bonus is calculated as 60% of base salary.
(4)The Value of Accelerated Equity is calculated as the fair market value of the 81,599 restricted share units subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2020 and using a share price of $7.31, the closing share price on December 31, 2020, the last business day of the year.

    Assuming Ms. Accurso’s employment terminated under each of the circumstances described below or a change in control occurred on December 31, 2020, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Retention Bonus $	Total $
Termination without Cause(1)	250,000	750,000	14,663	537,855	300,000	1,852,518
Termination for Good Reason (2)	250,000	750,000	14,663	537,855	N/A	1,552,518
Termination without Good Reason/for Cause	N/A	N/A	14,663	N/A	N/A	14,663
Death	250,000	N/A	14,663	537,855	N/A	802,518
Disability	250,000	N/A	14,663	537,855	N/A	802,518
Change in Control	N/A	N/A	N/A	537,855	N/A	537,855
__________

(1)The Total Cash Severance is calculated as the sum of base salary ($500,000) and target bonus ($250,000). The amount reported as Retention Bonus reflects the bonus under the Retention Bonus Agreement that will become payable on the Payment Date, assuming the other conditions have been satisfied.
(2)The Total Cash Severance is calculated as the sum of base salary ($500,000) and target bonus ($250,000).
(3)The Pro-Rated Bonus is calculated as 50% of base salary.
(4)The Value of Accelerated Equity is calculated as the fair market value of the 73,578 restricted shares subject to the accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2020 and using a share price of $7.31, the closing share price on December 31, 2020, the last business day of the year. In connection with a termination by the Company without cause or by Ms. Accurso for good reason where the awards are not cancelled and remain subject to the vesting conditions, the amount reflected above assumes that the fair market value on the actual date of vesting is the same as the closing share price on December 31, 2020.

Assuming Mr. Curnock’s employment terminated under each of the circumstances described below or a change in control occurred on December 31, 2020, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Retention Bonus $	Total $
Termination without Cause (1)	148,500	478,500	N/A	N/A	200,000	827,000
Termination for Good Reason (2)	148,500	478,500	N/A	N/A	N/A	627,000
Death	N/A	N/A	N/A	294,600	N/A	294,600
Disability	N/A	N/A	N/A	294,600	N/A	294,600
Change in Control	N/A	N/A	N/A	294,600	N/A	294,600

__________

(1)The Total Cash Severance is calculated as the sum of base salary ($330,000) and target bonus ($148,500). The amount reported as Retention Bonus reflects the bonus under the Retention Bonus Agreement that will become payable on the Payment Date, assuming the other conditions have been satisfied.
(2)The Total Cash Severance is calculated as the sum of base salary ($330,000) and target bonus ($148,500).
(3)The Pro-Rated Bonus is calculated as 45% of base salary.
(4)The Value of Accelerated Equity is calculated as the fair market value of the 40,301 restricted shares subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2020 and using a share price of $7.31, the closing share price on December 31, 2020, the last business day of the year.

2020 Pay Ratio

    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Burton, our Chief Executive Officer (our “CEO”).

For 2020, our last completed fiscal year:
    a) the median of the annual total compensation of all our employees (other than our CEO) was $265,610; and
    b) the total annualized compensation of our CEO was $1,928,110.
    Based on this information, for 2020, the ratio of the total annualized compensation of Mr. Burton, our CEO, to the median of the annual total compensation of all employees was 7.3 to 1.0.

    To identify the median employee in 2020, we took the following steps:

i.We selected December 31, 2020 (the “determination date”), which is within the last three months of 2020, as the date upon which we would identify the “median employee.”
ii.We identified the median employee by examining the annual total compensation for 2020, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, of each of our employees employed as of December 31, 2020. For those employees who joined the Company during 2020 the total compensation was annualized as if they had been employed for the entire year. We calculated the total compensation for each employee in the same manner as the “Total Compensation” shown for our NEOs in the “Summary Compensation Table”, including converting currencies of our employees in Ireland into United States dollars based on an average conversion rate for 2020 which was $1.1419, where applicable and including converting currencies of our employee in the United Kingdom into United States dollars based on an average conversion rate for 2020 which was $1.32, where applicable. We determined the compensation of our median employee by ranking the annual total compensation of all employees, except for our CEO, and selecting the median employee based on their total compensation.

Equity Compensation Plan Information
The following table provides information as of December 31, 2020 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted share units granted to employees, consultants or members of our  Board of Directors under all of our existing compensation plans, including the 2004 stock incentive plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	835,627	(1)	$22.22	3,474,888	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	835,627	(1)	$22.22	3,474,888	(2)
__________

(1)Includes 835,627 Class A ordinary shares issuable upon the exercise of options and restricted share units that were outstanding under the stock incentive plan as of December 31, 2020.
(2)Represents the difference between the number of securities issuable under the stock incentive plan (8,000,000) and the number of securities issued under the stock incentive plan as of December 31, 2020 (4,525,112). The number of securities issued under the stock incentive plan consists of options to acquire 2,014,627 Class A ordinary shares and 2,510,485 issued shares or share units.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Isaacs, Platt and Murphy, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules. None of the members of the Compensation Committee is or has been an executive officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During fiscal year 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and the public reporting process.  The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2020, the Audit Committee has:

1.           reviewed and discussed the audited consolidated financial statements with management;

2.           discussed with the independent auditors the matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board; and

3.           received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2020 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee

    Alan Brooks (Chairman)
    Bryan Murphy
    Joseph Platt

Independent Public Accountant Fees and Services

Audit Fees

    The aggregate amount of fees billed by BDO USA, LLP and its international affiliates, or BDO, for professional services rendered for (1) the audit of our financial statements during the fiscal years ended December 31, 2020 and 2019; (2) the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2020 and 2019; (3) the 2020 and 2019 audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (4) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, were approximately $477,891 and $581,763 for the fiscal years ended December 31, 2020 and 2019, respectively.

Audit-Related Fees

During the fiscal years ended December 31, 2020 and 2019, the Company incurred $nil and $5,360, respectively, of fees billed by BDO for services that are reasonably related to their audit or review of our financial statements in connection with our strategic review.

Tax Fees

    During the fiscal years ended December 31, 2020 and 2019, the Company incurred no fees billed by BDO for tax compliance services relating to preparation of GRIL’s corporate tax returns.

All Other Fees

The Company did not incur any other fees billed by BDO during the fiscal years ended December 31, 2020 and 2019.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors.  The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence.  The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations.  The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee approved all professional services provided to us by BDO USA, LLP during 2020.

PRINCIPAL SHAREHOLDERS

The following table shows information known to us with respect to the beneficial ownership of both classes of our ordinary shares as of March 12, 2021 for:

•each person or group who beneficially owns more than 5% of each class of our ordinary shares;

•each of our NEOs, Messrs. Burton, Greenspan, Courtis, Curnock, and O’Brien and Ms. Accurso;

•each of our directors; and

•all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.  Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them.  Class A ordinary shares subject to options currently exercisable or exercisable within 60 days of March 12, 2021, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person.

Applicable percentage ownership in the following table is based on 28,260,075 Class A ordinary shares and 6,254,715 Class B ordinary shares outstanding as of March 12, 2021.  Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner		Beneficial ownership of principal shareholders
		Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
David Einhorn	(1)	—	—%	6,254,715	100.00%
Morgan Stanley	(2)	2,132,597	7.55%
Blackrock, Inc.	(3)	2,117,350	7.49%
Dimensional Fund Advisors LP	(4)	1,713,573	6.06%
Simon Burton	(5)	505,694	1.77%
Neil Greenspan	(6)	36,458	*
Tim Courtis	(7)	325,855	1.15%
Patrick O'Brien	(8)	18,988	*
Laura Accurso	(9)	85,426	*
Thomas Curnock	(10)	57,659	*
Alan Brooks	(11)	161,667	*
Leonard Goldberg	(12)	280,143	*
Ian Isaacs	(13)	123,212	*
Bryan Murphy	(14)	113,988	*
Joseph Platt	(15)	175,411	*

All directors and executive officers as a group (11 persons)		1,558,646	5.46%	6,254,715	100.00%

*	Represents less than 1% of the outstanding ordinary shares.

(1)Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. Mr. Einhorn owns 4,864,227 Class B ordinary shares directly. Mr. Einhorn also retains beneficial ownership of 1,390,488 Class B ordinary shares held by the David M. Einhorn 2007 Family Trust. Mr. Einhorn has appointed Mr. Roitman as his alternate director. Mr. Roitman has beneficial ownership of 325,000 Class A ordinary shares. If Mr. Roitman’s Class A ordinary shares were included in the total shares held by the directors and NEOs, such number would be 1,883,646 shares, or 6.60%.
(2)Morgan Stanley’s beneficial ownership is based on a Schedule 13G/A filed on February 11, 2021.  The business address for Morgan Stanley is 1585 Broadway New York, NY 10036.
(3)BlackRock, Inc.’s beneficial ownership is based on a Schedule 13G/A filed on January 29, 2021.  The business address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.
(4)Dimensional Fund Advisors LP’s beneficial ownership is based on a Schedule 13G filed on February 12, 2021. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(5)Includes 193,149 restricted shares subject to performance conditions and forfeiture. In addition, Mr. Burton owns options to purchase 480,000 Class A ordinary shares, which options vest in six equal annual installments beginning on the first anniversary following the grant date of June 30, 2017. 240,000 options are currently exercisable or exercisable within 60 days of March 12, 2021.
(6)Includes 36,458 restricted shares subject to forfeiture.
(7)Reflects only those shares known by the Company to be held by Mr. Courtis as of September 9, 2020.
(8)Mr. O’Brien also owns 67,587 restricted share units. Since these restricted share units do not have any voting or disposition rights until they vest and none vest within 60 days of March 12, 2021, these shareholdings are not reported.
(9)Includes 73,578 restricted shares subject to forfeiture.
(10)Includes 40,301 restricted shares subject to forfeiture.
(11)Includes 14,266 restricted shares subject to forfeiture.
(12)Includes 14,266 restricted shares subject to forfeiture. Includes 42,250 Class A ordinary shares subject to options held by Mr. Goldberg. Mr. Goldberg owns 191,023 Class A ordinary shares directly and also retains beneficial ownership of 22,870 Class A ordinary shares held by the Leonard R. Goldberg 2007 Family Trust and 24,000 Class A ordinary shares held in a spousal revocable trust.
(13)Includes 14,266 restricted shares subject to forfeiture. Includes 25,000 Class A ordinary shares held by a living trust and 25,000 Class A ordinary shares held in an IRA. Mr. Isaacs has pledged 15,000 Class A ordinary shares of his unrestricted shares.
(14)Includes 14,266 restricted shares subject to forfeiture.
(15)Includes 14,266 restricted shares subject to forfeiture. Includes 55,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal year 2020.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions.  Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing.  Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors.  In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

Limited Partnership Agreement

On September 1, 2018, the Company entered into a Limited Partnership Agreement (the “LPA”) with Solasglas Investments, LP (“SILP”), with DME Advisors II, LLC (“DME II”), as General Partner. DME II and DME Advisors, LP (“DME Advisors”) are related parties and are controlled by David Einhorn, the Chairman of the Board, the President and Portfolio Manager of Greenlight Capital, Inc, and the beneficial owner of all of the issued and outstanding Class B ordinary shares. During the year ended December 31, 2018, the Company transferred rights to $366.3 million of net investments from Greenlight Re and GRIL’s joint venture (the “Joint Venture”) investment accounts to SILP in exchange for limited partnership interests of the same amount, resulting in no net gain or loss.

    DME II receives a performance allocation equal to (with capitalized terms having the meaning provided under the LPA) (a) 10% of the portion of the Positive Performance Change for each limited partner’s capital account that is less than or equal to the positive balance in such limited partner’s Carryforward Account, plus (b) 20% of the portion of the Positive Performance Change for each limited partner’s capital account that exceeds the positive balance in such limited partner’s Carryforward Account. The Carryforward Account for Greenlight Re and GRIL include the amount of losses that were to be recouped under the Joint Venture as well as any loss generated on the assets invested in SILP, subject to adjustments for redemptions. The loss carry forward provision contained in the LPA allows DME II to earn reduced performance allocation of 10% of profits in any year subsequent to any years in which SILP has incurred a loss, until all losses are recouped and an additional amount equal to 150% of the loss is earned. For the year ended December 31, 2020, the Company’s investment income from SILP included performance allocation to DME II of $0.4 million.

On September 1, 2018, SILP entered into an investment advisory agreement (“IAA”) with DME Advisors which entitles DME Advisors to a monthly management fee equal to 0.125% (1.5% on an annual basis) of each limited partner’s Investment Portfolio, as provided in the LPA. The IAA has an initial term ending on August 31, 2023 subject to automatic extension for successive three-year terms. For the year ended December 31, 2020, the Company’s investment income from SILP included management fees paid by SILP to DME Advisors of $2.8 million (2019: $4.9 million).

On February 26, 2019, effective as of September 1, 2018, the Company entered into Amendment No. 1 to the LPA. The amendment was intended to revise the mechanics for calculating the Carryforward Account and Performance Allocation (as defined in the LPA) to take into account withdrawals from and subsequent recontributions of capital to SILP, consistent with the treatment under the Joint Venture.

On August 5, 2020, in connection with the investments by Greenlight Re and GRIL in SILP, pursuant to the LPA, the Company entered into an amended and restated letter agreement (the “Letter Agreement”) with DME Advisors and DME II whereby from July 1, 2020 until such date on which neither Greenlight Re nor GRIL is a limited partner in the Partnership, or as further modified by agreement of the parties: (a) the Deployed GLRE Investment Portfolio (as defined in the Letter Agreement) shall not exceed an amount equal to 50% of the GLRE Surplus (as defined in the Letter Agreement); (b) in the event that the Deployed GLRE Investment Portfolio exceeds 50% of the GLRE Surplus (“Excess Assets”), DME II and the DME Advisors will use their respective commercially reasonable efforts to promptly liquidate positions in Excess Assets to Non-Risk Assets (as defined in the Letter Agreement) as may be necessary to comply with the preceding paragraph (a); and (c) until June 30, 2021, Non-Risk Assets will not be subject to any Management Fee (as defined in the LPA) or Performance Allocation (as defined in the LPA).

On January 7, 2021, the Company, Greenlight Re, GRIL and DME II entered into the Second Amended and Restated Exempted Limited Partnership Agreement, effective as of January 1, 2021 (the “Second Restated LPA”). The Second Restated LPA amended, restated, superseded and incorporated all material terms of the Letter Agreement and was intended to amend certain definitions in the LPA, including “Additional Investment Ratio”, “Greenlight Re Surplus” and the “GRIL Surplus”. In addition, the Second Restated LPA amended Section 4.1(c) to incorporate the requirement to limit the size of any Partner’s Investment Portfolio (as defined in the Second Restated LPA) and amended each of Schedule 4.1(c)-1 (the Greenlight Re Guidelines) and Schedule 4.1(c)-2 (the GRIL Guidelines) to reflect the amended investment guidelines adopted by the board of directors of Greenlight Re and GRIL, respectively, effective as of January 1, 2021.

Pursuant to the Second Restated LPA and the IAA, the Company has agreed to indemnify DME II and DME Advisors for any expense, loss, liability or damage arising out of any claim asserted or threatened in connection with DME Advisors serving as SILP’s investment advisor. The Company will reimburse DME, DME II and DME Advisors for reasonable costs and expenses of investigating and/or defending such claims, provided such claims were not caused due to gross negligence, breach of contract or misrepresentation by DME II or DME Advisors. For the year ended December 31, 2020, there were no indemnification payments payable or paid by the Company.

In accordance with the Second Restated LPA, either of Greenlight Re or GRIL may voluntarily withdraw all or part of its Capital Account for its operating needs by giving DME II at least 3 business days notice. In addition, either of Greenlight Re or GRIL may withdraw as a partner and fully withdraw all of its Capital Account from SILP on 3 business days notice if the Board of Greenlight Re or GRIL, as applicable, declares that a cause for withdrawal exists as per the LPA.

Service Agreement

The Company has entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses). The service agreement had an initial term of one year and continues for sequential one-year periods until terminated by either the Company or DME Advisors. Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

For the year ended December 31, 2020, we incurred expenses of $60,000 to DME Advisors for investor relations services.

Shareholders’ Agreement

Pursuant to the Company’s Shareholders’ Agreement, Greenlight Capital Investors, LLC, which we refer to as GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements).  GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007.  Mr. Einhorn has registration rights for all of his Class B ordinary shares, including those acquired in a private placement in May 2007, as contemplated under the Shareholders’ Agreement.

Collateral Assets Investment Management Agreement

Effective January 1, 2019, the Company (and its subsidiaries) entered into a collateral assets investment management agreement (the “CMA”) with DME Advisors, pursuant to which DME Advisors manages certain assets of the Company that are not subject to the SILP LPA and are held by the Company to provide collateral required by the cedents in the form of trust accounts and letters of credit. In accordance with the CMA, DME Advisors receives no fees and is required to comply with the collateral investment guidelines. The CMA can be terminated by any of the parties upon 30 days’ prior written notice to the other parties.

Green Brick Partners, Inc.
David Einhorn also serves as the Chairman of the Board of Directors of Green Brick Partners, Inc. (“GRBK”), a publicly traded company. As of December 31, 2020, SILP, along with certain affiliates of DME Advisors, collectively owned 47.6% of the issued and outstanding common shares of GRBK. Under applicable securities laws, DME Advisors may be limited at times in its ability to trade GRBK shares on behalf of SILP.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement.  If any other business should come properly before the Meeting, or any adjournment or postponement thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting.  In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2022

Shareholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the date of the Company’s proxy statement released to shareholders in connection with the Company’s previous year’s annual meeting of shareholders and must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the Annual General Meeting of Shareholders in 2022.  The Company believes that shareholder proposals received by November 12, 2021 would be considered timely for inclusion in the Company’s Proxy Statement for the Annual General Meeting of Shareholders in 2022, or the 2022 Proxy Statement.  Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

Shareholder Proposals for Presentation at Meeting

Pursuant to the Company’s Articles, any shareholder proposal for the Annual General Meeting of Shareholders in 2022, or the 2022 Meeting, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 and is therefore not submitted for inclusion in next year’s proxy statement, shall be considered untimely unless received by the Secretary in writing no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting. As a result, such shareholder proposals must be received no earlier than January 4, 2022 and no later than February 3, 2022 to be considered timely.  Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd. If a shareholder proposal is introduced at the 2022 Meeting without any discussion of the proposal in the 2022 Proxy Statement and the shareholder does not notify the Company on a timely basis, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the 2022 Meeting, then proxies received by the Company for the 2022 Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Shareholder Proposals regarding Director Nominees

Pursuant to the Company’s Articles, any shareholders’ proposal with respect to the nomination of a person for election as a director at the 2022 Meeting must be received no later than 120 days prior to the date of such annual general meeting to be considered timely. Such proposal must otherwise comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before the 2022 Meeting.

Costs of Solicitation

The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembly, printing and mailing proxy solicitation materials.  In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the Internet, although no compensation will be paid for such solicitation.  We will pay additional fees in the event we agree to have Computershare, Inc. aid in the solicitation of proxies.

By Order of the Board of Directors,
/s/ Simon Burton
Simon Burton
Chief Executive Officer
March 12, 2021
Grand Cayman, Cayman Islands

GREENLIGHT RE

VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 7.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1a - Alan Brooks	☐	☐	☐	1b - Simon Burton	☐	☐	☐	1c - David Einhorn	☐	☐	☐
1d - Leonard Goldberg	☐	☐	☐	1e - Ian Isaacs	☐	☐	☐	1f - Bryan Murphy	☐	☐	☐
1g - Joseph Platt	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
2a - Alan Brooks	☐	☐	☐	2b - Simon Burton	☐	☐	☐	2c - David Einhorn	☐	☐	☐
2d - Leonard Goldberg	☐	☐	☐	2e - Ian Isaacs	☐	☐	☐	2f - Bryan Murphy	☐	☐	☐
2g - Joseph Platt	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3a - Michael Brady	☐	☐	☐	3b - Lesley Caslin	☐	☐	☐	3c - Bryan Murphy	☐	☐	☐
3d - Patrick O'Brien	☐	☐	☐	3e - Daniel Roitman	☐	☐	☐				

1 U P X

03EXYA

Proxy — Greenlight Capital Re, Ltd.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREENLIGHT CAPITAL RE, LTD.

The undersigned hereby appoints Neil Greenspan and Simon Burton, and each of them, as proxies of the undersigned, with full power to act without the other and with full power of substitution, to vote all the ordinary shares of Greenlight Capital Re, Ltd. held in the name of the undersigned at the close of business on March 12, 2021, at the Annual General Meeting of Shareholders to be held on May 4, 2021, at 9:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5, 6 AND 7, ALL SAID ITEMS BEING DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED MARCH 19, 2021, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

(Continued and to be marked, dated and signed, on the other side)

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2020 Annual Report to Shareholders are available at: **http://www.envisionreports.com/GLRE**

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.